================================================================================


                                  $100,000,000

                              AMENDED AND RESTATED


                    REVOLVING CREDIT AND TERM LOAN AGREEMENT



                          dated as of October 29, 1999


                                  by and among



                              HOOPER HOLMES, INC.
                                  as Borrower,



                THE LENDERS LISTED ON THE SIGNATURE PAGES HEREOF
                                  as Lenders,



                           FIRST UNION NATIONAL BANK
                   as Lead Arranger and Administrative Agent



                                      and



                               FLEET BANK, N.A.,
                             as Documentation Agent

================================================================================

                               TABLE OF CONTENTS


SECTION 1. DEFINITIONS AND PRINCIPLES OF CONSTRUCTION......................................1
               1.01 Definitions............................................................1
               1.02 Principles of Construction............................................13

SECTION 2. AMOUNT AND TERMS OF CREDIT.....................................................13
               2.01 Revolving Credit......................................................13
               2.02 Revolving Credit Payment and Maturity; Extension of Maturity..........14
               2.03 Procedure for Revolving Credit Loan Borrowings........................15
               2.04 Reduction of Commitment...............................................16
               2.05 Term Loans............................................................16
               2.06 Repayment and Maturity of Term Loans..................................16
               2.07 Interest..............................................................17
               2.08 Conversions and Continuations.........................................17
               2.09 Letters of Credit.....................................................18
               2.10 Letter of Credit Requests.............................................19
               2.11 Letter of Credit Participations.......................................19
               2.12 Agreement to Repay Letter of Credit Drawings..........................20
               2.13 Indemnification; Nature of Agent's Duties.............................21
               2.14 Increased Costs; Illegality; Capital Adequacy; Funding Losses.........22
               2.15 Computation...........................................................24

SECTION 3. FEES...........................................................................24
               3.01 Upfront Fees..........................................................24
               3.02 Commitment Fee........................................................24
               3.03 Letter of Credit Fee..................................................24
               3.04 Letter of Credit Processing Fee.......................................25

SECTION 4. PREPAYMENTS AND PAYMENTS GENERALLY.............................................25
               4.01 Voluntary Prepayments.................................................25
               4.02 Mandatory Prepayments.................................................25
               4.03 Application of Mandatory Prepayments..................................26
               4.04 General Provisions as to Payments.....................................26
               4.05 Net Payments..........................................................26
               4.06 Debiting of Account...................................................26

SECTION 5. CONDITIONS.....................................................................27
               5.01 Documents Required for Initial Advance................................27
               5.02 Requirements for Any Advance and Issuance of Letter of Credit.........29

SECTION 6. REPRESENTATIONS AND WARRANTIES.................................................29
               6.01 Organization; Authority...............................................29
               6.02 Use of Proceeds; Margin Regulation....................................30
               6.03 Specific Financial Statements.........................................31
               6.04 Burdensome Agreements.................................................31
               6.05 Suits.................................................................31
               6.06 Defaults..............................................................31
               6.07 ERISA.................................................................31
               6.08 Tax Returns and Taxes.................................................31

                 AMENDED AND RESTATED REVOLVING CREDIT AND TERM
                                 LOAN AGREEMENT



           THIS AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT is made as of this 29th day of October, 1999, by and among HOOPER HOLMES, INC. (the Borrower), the LENDERS listed on the signature pages hereof FIRST UNION NATIONAL BANK, as Lead Arranger and Administrative Agent (in such capacity the Agent) and FLEET BANK, N.A., as Documentation Agent (in such capacity the Documentation Agent).

           WHEREAS, the Borrower has certain credit accommodations available to it pursuant to that certain Credit Agreement, dated as of December 19, 1996, by and among the Borrower, the Agent and the lender parties thereto (as amended from time to time prior to the date hereof, the Existing Credit Agreement) and desires to increase, extend and otherwise amend and restate said accommodations, and in connection therewith refinance the outstanding balances thereunder, with certain of the credit facilities provided herein; and


           WHEREAS, for administrative convenience and to properly reflect the increase, extension, amendment and restatement of the credit accommodations provided under the Existing Credit Agreement with the credit facilities herein provided, the outstanding balances of all "Revolving Credit Loans" under the Existing Credit Agreement shall be refinanced as Revolving Credit Loans hereunder and any "Letters of Credit" issued under the Existing Credit Agreement and outstanding as of the date hereof, shall be deemed to have been issued hereunder in accordance with Section 2.09(b) hereof; and

           WHEREAS, the Borrower has entered into that certain Asset Purchase Agreement, dated as of August 30, 1999 (the Asset Purchase Agreement) with Pediatric Services of America, Inc., a Delaware corporation (PSA) and Paramedical Services of America, Inc., a California corporation (PSA Sub, PSA and PSA Sub are collectively referred to as the PSA Group), pursuant to which the Borrower shall acquire certain of the assets of the PSA Group; and in connection therewith the Borrower desires to incur the term loans herein provided to finance in part the costs of the Borrower related to the transactions contemplated in the Asset Purchase Agreement; and

           WHEREAS, subject to the terms and conditions herein set forth, the Lenders are willing to (i) replace the credit facilities existing under the Existing Credit Agreement with the Revolving Credit Facility herein provided and
(ii) make available to the Borrower the term loans described above pursuant to the Term Loan Facility herein provided;

           NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties hereto agree as follows:

           SECTION 1. DEFINITIONS AND PRINCIPLES OF CONSTRUCTION.

                 1.01 Definitions. Unless the context requires otherwise, the following terms used throughout this Agreement shall have the meanings assigned to such terms below (such meanings to be equally applicable to both the singular and plural number of the terms defined):

           Acquisition shall mean the purchase by the Borrower of certain of the assets of the PSA Group in accordance with the terms and conditions set forth in the Asset Purchase Agreement.

           Acquisition Documents shall mean the Asset Purchase Agreement, each of the documents, instruments, agreements, certificates, opinions and other written information referred to in Article VII of the Asset Purchase Agreement, and any other document, instrument agreement, certificate, opinions or information provided or received by Borrower pursuant to the Asset Purchase Agreement or otherwise in connection with the Acquisition.

           Affiliate shall mean, as applied to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the securities or other ownership interests having voting power for the election of directors (or other persons performing similar functions) of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

           Agent shall mean First Union National Bank, in its capacity as lead arranger and administrative agent for the Lenders hereunder, and its successors in such capacity.

           Agreement shall mean this Amended and Restated Revolving Credit and Term Loan Agreement, as the same may be from time to time modified, amended and/or supplemented.

           Applicable Margin shall mean (A) with respect to Prime Rate Loans, 0 basis points (0.00%), (B) with respect to LIBOR Loans, plus 1371/2 basis points (1.375%) and (C) as used to determine the commitment fee pursuant to Section
3.02 hereof, plus 25 basis points (.25%); subject, however, to adjustment in accordance with the following pricing schedule determined by reference to the Consolidated Funded Debt to EBITDA Ratio based on the results reported on the then most recently received financial statements delivered by the Borrower pursuant to Section 7.03(i) and (ii) hereof, as the case may be, calculated in accordance with Section 8.16 hereof:


Level            If Such Ratio Is:           Applicable Margin for         Applicable Margin for              Applicable Margin
-----            -----------------           ---------------------         ---------------------              -----------------
                                            Prime Rate Loans              LIBOR Loans                        for Commitment Fees
                                            ----------------              -----------                        -------------------
I                Equal to or less than           plus 25 basis              plus 175 basis points (1.75%)      plus 25 basis points
-                2.75:1.00 but                    points (.25%)                                                (.25%)
                 greater than 2.25:1.00

                 Equal to or less than           0 basis                    plus 137 1/2 basis  points         plus 25 basis points
II               2.25:1.00 but                   points (0.00%)                                                (.25%)
                than 1.75:1.00

III              Equal to or less than           minus 25 basis             plus 100 basis points (1.00%)      plus 18 3/4 basis
                 1.75:1.00 but greater            points (.25%)                                                points (.1875%)
                 than 1.25 to 1.00

IV               Equal to or less                minus 50 basis points      plus 75 basis points (.75%)        plus 12 1/2 basis
                                                                                                               points than

                                                                                                                     (.50%)

                                                                                                                            1.25:.00

                                                                                                               (.125%)


Adjustments, if any, to the Applicable Margin shall be made by the Agent effective as of the tenth (10th) Business Days after receipt by the Agent and the Lenders of the compliance certificate required pursuant to Section 7.04 hereof.

Notwithstanding the foregoing, (i) at all times during which there exists a Default or Event of Default, the Applicable Margin (A) with respect to Prime Rate Loans, and LIBOR Loans, shall be determined by reference to 2.07(a), and
(B) as used to determine the commitment fee pursuant to Section 3.02 hereof, shall be plus 50 basis points (.50%) and (ii) if the Borrower shall fail to provide the audited financial statements required pursuant to Section 7.03 (vi) hereof, the Applicable Margins shall be set at the margins indicated at Level I above and said margins shall continue to be in effect at that level until the earlier to occur of (A) such time as said financial statements are furnished to the Agent and the Lenders (B) delivery of unqualified audited financial statements of the Borrower for fiscal year end 1999, which comport with the requirements of Section 7.03(i) hereof.

           Approved Subordinated Indebtedness shall mean Indebtedness of the Borrower that (i) is subordinated on terms and conditions approved in writing by the Lenders and (ii) does not constitute Guaranteed Indebtedness of the Borrower or any Subsidiary or Affiliate of the Borrower.

           Asset Purchase Agreement shall have the meaning assigned to such term in the Recitals hereof.

           Availability shall mean, at any particular time, the amount by which the Maximum Available Revolving Credit Amount at such time exceeds the Revolving Credit Obligations at such time.

           Borrower's Equity Contribution shall mean the unfinanced portion of the consideration payable to the PSA Group pursuant to Section 1.2(a) of the Asset Purchase Agreement, to be paid by the Borrower out of available cash, which in any event shall be not less than $10,000,000.

           Business Day shall mean any day other than a Saturday, Sunday, or a day on which the Agent and the Lenders are authorized or obligated by law or executive order to be closed.

           Capital Expenditures shall mean, with respect to any Person, without duplication and for any period, the aggregate value attributed in accordance with GAAP, to acquisitions during such period by such Person of any asset, tangible or intangible, or replacements or substitutions therefor or additions thereto which such Person treated as a non-current asset on such Person's financial statements, including, without limitation, (y) the acquisition or construction of assets having a useful life of more than one year, and (z) assets acquired during such period in connection with Capitalized Leases.

           Capitalized Lease shall mean any lease with respect to which the obligation to pay rent or other amounts constitutes Capitalized Lease Obligations.

           Capitalized Lease Obligations shall mean obligations to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as capital leases on a balance sheet in accordance with GAAP.

           Change of Control shall mean any one or more of the following: (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of greater than 50% of the outstanding shares of voting stock of the Borrower, or (ii) the failure of any two (2) of the following individuals to remain active in the day to day management of the Borrower in substantially the same capacity as they currently occupy at any time during the twelve (12) month period commencing on the Closing Date: James M. McNamee, Fred Lash or Paul Kolacki, unless such failure is as a result of death or disability of any such individuals; provided, however that, the circumstances specified in clause (ii) shall not constitute or Change of Control, if such circumstances arise on or after the date on which the Obligations in respect of the Term Loan have been paid in full.

           Closing Date shall mean the date on which all of the conditions set forth in Section 5.01 hereof have been fulfilled.

           Code shall mean the Internal Revenue Code of 1986, as amended.

           Consolidated shall mean an accounting presentation which includes any consolidated Subsidiary of the Borrower.

           Consolidated EBITDA shall mean the Borrower's Consolidated net income determined in accordance with clause (B) of the definition of Consolidated Funded Debt to EBITDA Ratio for the relevant fiscal quarter.

           Consolidated Fixed Charge Coverage Ratio shall mean the ratio of (A) the Borrower's net income (excluding non-cash extraordinary items or non-cash post-tax non-operating earnings adjustments) plus amounts (without duplication) deducted from net income in respect of income tax expense, interest expense, depreciation and amortization expense and lease and rental expense to (B) the sum of (y) the Current Maturities on Long Term Indebtedness (excluding, however, in all cases any current maturities in respect of Borrower's Obligations under the Revolving Credit Loans) plus (z) the interest expense and lease and rental expense otherwise added back into the Borrower's net income pursuant to clause
(A) above, in each case determined for the relevant Test Period on a Consolidated basis in accordance with GAAP, consistently applied.


           Consolidated Funded Debt to EBITDA Ratio shall mean the ratio of (A) the aggregate amount of the Indebtedness of the Borrower which by its terms or by the terms of any instrument or agreement relating thereto, matures or which is otherwise payable, one year or more from, or is directly or indirectly renewable or extendible at the option of the obligor in respect thereof to a date one year or more from, the date of the creation thereof (including, without limitation, all of the Credit Obligations hereunder, all Capital Lease Obligations of the Borrower and the aggregate amount available to be drawn of any letter of credit issued for the account of the Borrower) to (B) the Borrower's net income (excluding non-cash extraordinary items or non-cash post-tax non-operating earnings adjustments) plus amounts (without duplication) deducted from net income in respect of income tax expense, interest expense, depreciation and amortization expense, in each case determined for the relevant Test Period on a Consolidated basis in accordance with GAAP, consistently applied.


           Consolidated Net Loss shall mean for any fiscal period relevant to the determination thereof, the circumstance that would exist if the results reported on an income statement of the Borrower prepared in accordance with GAAP, consistently applied, on a Consolidated basis, report a net loss for such fiscal period.

           Credit Documents shall mean this Agreement, each of the Revolving Credit Notes, each of the Term Loan Notes, each Subsidiary Guaranty, each Notice of Borrowing, each Letter of Credit Request and all other credit accommodations, notes, loan agreements, guaranties, security agreements, mortgages, instruments, pledge agreements, assignments, acceptance agreements, commitments, facilities, reimbursement agreements and any other agreements and documents, now or hereafter existing, creating, evidencing, guarantying, securing or relating to any or all of the Obligations, together with all amendments, supplements, modifications, renewals, or extensions thereof.

           Current Maturities on Long Term Indebtedness shall mean that portion of any Indebtedness of the Borrower (determined on a Consolidated Basis) of the type described in Clause (A) of the definition of Consolidated Funded Debt to EBITDA Ratio which by its terms is due and payable during the relevant Test Period (whether as a result of a stated maturity, scheduled amortization, sinking fund requirements, mandatory prepayment or upon demand).

           Default shall mean any event, act or condition which, with notice or the lapse of time, or both, would constitute an Event of Default.

           Default Rate shall have the meaning assigned to such term in Section 2.07(a) hereof.

           Documentation Agent shall mean Fleet Bank, N.A., in its capacity as documentation agent for the Lenders hereunder, and its successors in such capacity.

           Drawings shall have the meaning assigned to such term in Section 2.10(b) hereof.

           Dumping shall mean the releasing, spilling, emptying, pouring, emitting, dumping or discharging of any hazardous substance into, or otherwise permitting to exist any hazardous substance in, the environment.

           ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA, as in effect at the date of this Agreement, and to any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

           ERISA Affiliate shall mean any person (as defined in Section 3(9) of ERISA) which together with the Borrower or any of its Subsidiaries would be deemed to be a "single employer" within the meaning of Section 414 of the Code.

           Event of Default shall have the meaning assigned to such term in
Section 9 hereof.

           Existing Credit Agreement shall have the meaning assigned to such term in the Recitals hereof.

           Existing Letter of Credit shall have the meaning assigned to such term in Section 2.09 (b) hereof.

           Facility shall mean either of the three (3) facilities established under this Agreement, i.e., the Revolving Credit Facility, the Term Loan Facility and the Letter of Credit Facility.

           FASB shall mean the officially released written statements of the Financial Accounting Standards Board in general usage from time to time in the accounting profession in the United States.

           Federal Funds Rate shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published by the Federal Reserve Bank of New York on the Business Day next preceding such day for amounts in immediately available funds comparable to the principal amount of the relevant indebtedness or, if such rate is not so published for any day for which the next preceding day is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three (3) Federal Funds brokers of recognized standing selected by the Agent.


           Funding Losses shall have the meaning assigned to such term in
Section 2.14(c) hereof.

           GAAP shall mean generally accepted accounting principles in effect from time to time in the United States.

           Guaranteed Indebtedness shall mean, as to any Person, all Indebtedness of the type referred to in clauses (i) through (ix) of the definition of Indebtedness in this Agreement guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,
(iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether or not such property is received or such services are rendered), or (iv) otherwise to assure a creditor against loss.

           Guarantor shall mean each Subsidiary of the Borrower that becomes a guarantor of the Obligations pursuant to Section 8.12 hereof.

           Health Care shall mean Hooper Holmes Health Care, Inc., a New Jersey corporation and a wholly owned subsidiary of the Borrower.

           Indebtedness shall mean, as to any Person (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person under acceptances, letters of credit or similar facilities, (vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (viii) all obligations of such Person in respect of interest rate swap agreements, currency swap agreements and other similar agreements designed to hedge against fluctuations in interest rates or foreign exchange rates, (ix) all obligations of production payments from property operated by or on behalf of such Person and other similar arrangements with respect to natural resources, (x) all Guaranteed Indebtedness of such Person, and (xi) all Indebtedness of the type referred to in clauses (i) through (x) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.


               Interest Period shall mean with respect to any LIBOR Loan:

          (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBOR Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower either (a) two (2) LIBOR Business Days before the Closing Date in the case of the Term Loans, (b) in its Notice of Borrowing delivered pursuant to Section 2.03(a) hereof, in the case of Revolving Credit Loans, or (c) in either case, in its notice of conversion delivered pursuant to Section 2.08(a) hereof, as the case may be, given with respect thereto; and

          (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower in its notice of continuance delivered pursuant to Section 2.08(b) hereof, with respect thereto;


provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

          (i) if any Interest Period pertaining to a LIBOR Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding LIBOR Business Day; and

          (ii) any Interest Period pertaining to a LIBOR Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month.

           Lender shall mean each Lender listed on the signature page hereto, each assignee which becomes a Lender pursuant to Section 11.08 hereof, and their respective successors and assigns.

           Letter of Credit shall mean each standby letter of credit issued pursuant to Section 2.09 hereof.

           Letter of Credit Facility shall have the meaning assigned to such term in Section 2.09 hereof.

           Letter of Credit Fee shall have the meaning assigned to such term in
Section 3.03 hereof.

           Letter of Credit Outstandings shall mean, at any time, the sum of, without duplication (i) the aggregate Stated Amount of all outstanding Letters of Credit; (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit; and (iii) the Stated Amount of all Letters of Credit requested pursuant to Section 2.10 hereof but not yet issued.

           Letter of Credit Processing Fees shall have the meaning assigned to such term in Section 3.04 hereof.

           Letter of Credit Request shall have the meaning assigned to such term in Section 2.10 hereof.

           Letter of Credit Sublimit shall mean Two Million Dollars ($2,000,000); provided, however, that in no event shall the Letter of Credit Sublimit be at any time greater than the Maximum Available Credit Amount.

           LIBOR Business Day shall mean any Business Day on which dealing in the London interbank market may be carried on by commercial banks in London, England.

           LIBOR Loan shall mean any Loan that bears interest at a rate of interest based upon the LIBOR Rate.

           LIBOR Rate shall mean, with respect to each day during each Interest Period pertaining to a LIBOR Loan, the per annum rate (rounded to the next higher 1/100 of 1%) for deposits in United States dollars for a period equal to the relevant Interest Period as reported on the Telerate Page 3750 as of 11:00 a.m. (London time), on the day that is two (2) LIBOR Business Days prior to the commencement of such Interest Period (or if not so reported, then as determined by the Agent from another recognized source for London interbank market quotations), adjusted for reserves by dividing that rate by 1.00 minus the LIBOR Reserve.

           LIBOR Reserve shall mean the maximum percentage reserve requirements (rounded to the next higher 1/100 of 1% and expressed as a decimal) of the Agent (including, without limitation, basic, supplemental, marginal and emergency reserves), in effect on any day during the relevant Interest Period under Regulation D with respect to eurocurrency funding currently referred to as "Eurocurrency liabilities" in Regulation D.

           Lien shall mean any mortgage, pledge, security interest, encumbrance, lien or other form of charge or preferential arrangement of any kind (including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention or any lease in the nature thereof).

           Loan shall mean each and every Revolving Credit Loan and Term Loan made by any Lender hereunder. For purposes of this Agreement, the continuation or conversion of a Prime Rate Loan or LIBOR Loan shall not constitute the making of a new Loan.

           Maximum Available Revolving Credit Amount shall mean Thirty Five Million Dollars ($35,000,000), less any reduction to said Maximum Revolving Credit Amount pursuant to Section 2.04 hereof.

           Multi-employer Plan shall mean a Plan which is a multi-employer plan as defined in Section 4001(a)(3) of ERISA.

           Natural Resources shall mean each and all of the atmosphere, air, waters, earth, land, minerals, flora, fauna, fish, shellfish, wildlife, biota, and/or other natural resources.

           Net Cash Proceeds shall mean the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred compensation) by or on behalf of the Borrower in connection with any sale or issuance of equity securities contemplated in
Section 4.02(b) hereof, after deduction therefrom only (i) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees and other similar fees and expenses, and (ii) the amount of taxes payable in connection with, or as a result of, such transaction; but in each case only to the extent that such amounts are deducted upon receipt of such cash proceeds and actually paid to Persons other than the Borrower, any Guarantors or any Affiliate of the Borrower or Guarantors.

           Note shall mean each and every Revolving Credit Note and Term Loan Note.

           Notice of Borrowing shall have the meaning assigned to such term in
Section 2.03(a) hereof.

           Obligations shall mean any and all obligations and indebtedness of every kind and description of the Borrower owed to the Agent, the Lenders or any Affiliate of the Agent or any Lender (including, without limitation, the Revolving Credit Obligations, the aggregate outstanding principal amount of the Term Loans, any interest accrued thereon and any other amount due hereunder), whether primary or secondary, direct or indirect, absolute or contingent, sole, joint or several, secured or unsecured, due or to become due, contractual or tortious, arising by operation of law or otherwise, or now or hereafter existing, whether incurred by the Borrower, including, without limitation, principal, interest and fees, including, without limitation, late fees and expenses, including, without limitation, attorneys' fees and costs and/or allocated fees and costs of any Lender's in-house legal counsel.

           Obligor shall mean the Borrower, each Guarantor, and every other maker, endorser, guarantor or surety of or for the Obligations.

           Payment Office shall mean the office identified as such below the signature of the Agent and the Lenders on the signature pages hereto, or such other office as such parties may designate in writing to the other parties hereto.

           PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, and any entity succeeding to any or all of its functions under ERISA.

           Permitted Investments shall mean (i) readily marketable direct obligations of the Government of the United States of America or any agency or instrumentality thereof or any full faith and credit obligations of the United States Government or obligations guaranteed by the United States Government and its agencies maturing within one (1) year of purchase, (ii) repurchase agreements having a duration of not more than sixty (60) days that are collateralized by full faith and credit obligations of the United States Government or obligations guaranteed by the United States Government and its agencies, (iii) interests in investment companies registered under the Investment Company Act of 1940, as amended (or in a separate portfolio of such an investment company), that invest primarily in full faith and credit obligations of the United States Government or obligations guaranteed by the United States Government and its agencies and repurchase agreements collateralized by such obligations, (iv) time deposits with any office located in the United States of the Lenders or any other bank or trust company which is organized under the laws of the United States and has combined capital, surplus and undivided profits of not less than $500,000,000 or with any bank which is organized other than under the laws of the United States (x) the commercial paper of which is rated at least A-1+ by Standard & Poor's Corporation (S&P ) and P-1 by Moody's Investors Service, Inc. (Moody's) (or, if such commercial paper is rated only by S&P, at least A-1+ by S&P, or if such commercial paper is rated only by Moody's, at least P-1 by Moody's) or (y) the long term senior debt of which is rated at least AA by S&P and Aa2 by Moody's (or, if such debt is rated only by S&P, at least AA by S&P, or if such debt is rated only by Moody's, at least Aa2 by Moody's), (v) commercial paper having a maturity of not more than one year from the date of such investment and rated at least A-1 by S&P and P-1 by Moody's (or, if such commercial paper is rated only by S&P, at least A-1 by S&P or, if such commercial paper is rated only by Moody's, at least P-1 by Moody's), (vi) instruments held for collection in the ordinary course of business, (vii) any equity or debt securities or other form of debt instrument obtained in settlement of debts previously contracted, (viii) any equity or debt securities obtained by the Borrower in connection with any acquisition permitted pursuant to clause (B) of Section 8.03 hereof, (ix) any equity or debt securities held by the Borrower as of the Closing Date that are listed on Annex I hereto and any distributions of securities made in respect thereof, and (x) any other form of investment in any Person so long as the consideration paid or exchanged by the Borrower for such investment (whether in cash or the value of payment-in-kind) does not exceed in the aggregate for all such investments an amount equal to $2,000,000 minus the aggregate outstanding amount actually advanced to officers of the Borrower, as permitted pursuant to Section 8.11 hereof.

           Permitted L/C Obligation shall mean, as to any Letter of Credit, obligations (i) in connection with the Borrower's "Liberty Mutual" worker's compensation self-insurance program; (ii) to support Indebtedness supported by the Existing Letters of Credit; and (iii) to support any other obligation of the Borrower acceptable to the Agent and the Required Lenders, in their sole discretion.

           Permitted Liens shall mean those Liens permitted to exist pursuant to
Section 8.02 hereof.

           Person shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

           Plan shall mean any employee benefit plan which is subject to ERISA and which covers the employees or former employees of the Borrower, any of its Subsidiaries or an ERISA Affiliate, under which the Borrower, any of its Subsidiaries or an ERISA Affiliate has any obligation or liability or under which the Borrower, any of its Subsidiaries or an ERISA Affiliate has made contributions within the preceding five years. References herein to a Plan shall include any Multiemployer Plan.

     Prime Rate shall mean the per annum rate of interest established by the Agent as its reference rate in making loans, and does not reflect the rate of interest charged to any particular borrower or class of borrowers. The Borrower acknowledges that the Prime Rate is not tied to any external index or rate of interest and that the rate of interest charged hereunder shall change automatically and immediately as of the date of any change in the Prime Rate, without notice to the Borrower or any Guarantor.

     Prime Rate Loan shall mean any Loan that bears interest at a rate of interest based upon the Prime Rate.

     Pro Rata Share shall mean, for each Lender at any time, (a) with respect to the Revolving Credit Facility and the Letter of Credit Facility, the percentage obtained by dividing such Lender's Revolving Credit Commitment by the Maximum Available Revolving Credit Amount (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) and (b) with respect to the Term Loan Facility, the percentage obtained by dividing such Lender's Term Loan Commitment by the Total Term Loan Amount.

     PSA shall have the meaning assigned to such term in the Recitals hereof.

     PSA Group shall have the meaning the meaning assigned to such term in the Recitals hereof.

     PSA Sub shall have the meaning assigned to such term in the Recitals hereof

     Regulation D shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

     Required Lenders shall mean Lenders holding more than sixty-six and two/thirds percent (66.67%) of the aggregate of all the Revolving Credit Commitments and Term Loan Commitment, or, if such credit commitments have been terminated, the Lenders holding more than sixty-six and two/thirds percent (66.67%) of such credit commitments immediately prior to such termination.

     Revolving Credit Commitment shall mean, with respect to each Lender, the amount set forth opposite such Lender's name under the heading Revolving Credit Commitment on the signature pages hereof, which is such Lender's Pro Rata Share of the Maximum Available Revolving Credit Amount that such Lender has agreed to advance hereunder, as the same may be (i) reduced from time to time pursuant to
Section 2.04 hereof or (ii) adjusted from time to time as a result of assignments to and from the Lenders pursuant to Section 11.08 hereof.

     Revolving Credit Expiration Date shall mean October 31, 2002, as the same may be extended for an additional one (1) year period in accordance with Section
2.02 hereof.

     Revolving Credit Facility shall have the meaning assigned to such term in
Section 2.01 hereof.

     Revolving Credit Loans shall have the meaning assigned to such term in
Section 2.01 hereof.

     Revolving Credit Notes shall have the meaning assigned to such term in
Section 2.01 hereof.

     Revolving Credit Obligations shall mean, at any particular time, the sum of
(A) the aggregate principal amount of the outstanding Revolving Credit Loans and
(B) the Letter of Credit Outstandings.

     Revolving Credit Period shall mean the period from and including the Closing Date to but excluding the Revolving Credit Expiration Date or such earlier date on which the Lenders' obligation to make Revolving Credit Loans shall have terminated as provided herein.


     SEC shall mean the Securities and Exchange Commission or any governmental entity which may be substituted therefor.

     Stated Amount shall mean, as to any Letter of Credit, the maximum amount available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

     Subsidiary shall mean, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such Person, one or more of the other Subsidiaries of such Person or any combination thereof.

     Subsidiary Guaranty shall mean each Guaranty Agreement, in favor of the Agent for the ratable benefit of the Lenders, in each case substantially in the form of Exhibit D hereto and executed and delivered by Subsidiaries of the Borrower from time to time pursuant to Section 8.12 hereof.


     Telerate Page 3750 shall mean the display designated as "Page 3750" on the Dow Jones Telerate Service (or such other page as may replace that page on that service for the purpose of displaying London interbank offered rates of major banks).

     Term Loans shall have the meaning assigned to such term in Section 2.05 hereof.

     Term Loan Commitment shall mean, with respect to each Lender, the amount set forth opposite such Lender's name under the heading Term Loan Commitment on the signature pages hereof, which is such Lender's Pro Rata Share of the Total Term Loan Amount.

     Term Loan Facility shall have the meaning assigned to such term in Section
2.05 hereof.

     Term Loan Maturity Date shall mean January 31, 2006.

     Term Loan Notes shall have the meaning assigned to such term in Section
2.05 hereof.

             Test Period shall mean, with respect to any applicable determination under this Agreement, a period of twelve (12) consecutive months (taken as one accounting period) and ending on the last day of the fiscal quarter of the Borrower then last ended.

             Total Term Loan Amount shall mean the sum of the Term Loan Commitments then in effect for each of the Lenders, and shall initially equal $65,000,000.

             Type shall mean any type of Loan determined with respect to its interest option applicable thereto, i.e., a Prime Rate Loan or LIBOR Loan.

             Unpaid Drawing shall have the meaning assigned to such term in
Section 2.12 hereof.


       1.02  Principles of Construction.


             (a) References. All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

             (b) Accounting Terms. All accounting terms not specifically defined herein or in any exhibit hereto shall be construed in accordance with GAAP in conformity with those principles used in the preparation of the financial statements referred to in Section 7.03 of this Agreement. Any non-cash accrual accounting charges or gains arising from the adoption of FASB rulings not yet fully adopted by the Borrower and the Guarantors shall not be included in the definitions of said accounting terms, and therefore shall be excluded for the purposes of financial covenant calculations required pursuant to Sections 8.14, 8.15 and 8.16 hereof.

       SECTION 2. AMOUNT AND TERMS OF CREDIT.


       2.01  Revolving Credit.

             (a) Revolving Credit Facility. Subject to the terms and conditions herein set forth and in reliance upon representations and warranties set forth herein and in the other Credit Documents, each Lender severally agrees to make available to the Borrower a revolving credit facility (the Revolving Credit Facility), pursuant to which each Lender shall make advances (each a Revolving Credit Loan) to the Borrower from time to time during the Revolving Credit Period, in an amount not to exceed such Lender's Pro Rata Share of the Availability. All Revolving Credit Loans comprising the same advance under this Agreement shall be made by the Lenders simultaneously and proportionately to their then respective Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by another Lender to perform its obligations to make a Revolving Credit Loan hereunder nor shall the Credit Commitment of any Lender be increased or decreased as a result of any such failure. The Revolving Credit Loans outstanding under the Revolving Credit Facility shall be evidenced by Revolving Credit Notes issued to each of the Lenders, substantially in the form of Exhibit A-1 hereto (each a Revolving Credit Note), with blanks appropriately completed in conformity herewith. Subject to Section 2.03(c) hereof, the Revolving Credit Loans shall from time to time be (i) LIBOR Loans,
(ii) Prime Rate Loans, or (iii) a combination thereof, as determined by the Borrower in accordance with Sections 2.03 and 2.06 hereof, provided that no Revolving Credit Loan shall be made as a LIBOR Loan after the day that is one (1) month prior to the Revolving Credit Expiration Date. Subject to the provisions of this Agreement, the Borrower from time to time may borrow, repay and reborrow Loans made hereunder at any time during the Revolving Credit Period.


             (b) Amendment and Restatement of Revolving Credit Facility Under Existing Credit Agreement. The Revolving Credit Facility herein provided shall amend and restate the revolving credit facility set forth in the Existing Credit Agreement. Accordingly, as of the Closing Date (i) the revolving credit facility set forth in the Existing Credit Agreement and each Lender's commitment hereunder shall be terminated and of no further force and effect, (ii) the revolving credit loans outstanding under the Existing Credit Agreement shall be refinanced with Revolving Credit Loans incurred hereunder, and (iii) the obligations of the Borrower with respect to such existing revolving credit loans evidenced by the revolving credit notes issued under the Existing Credit Agreement shall be deemed to be evidenced by the Revolving Credit Notes issued hereunder. It is the intention of the parties hereto that the amendment, restatement and refinancing of the existing revolving credit facility under the Existing Credit Agreement with the Revolving Credit Facility herein provided shall be deemed to be a modification of the Borrower's obligations thereunder and not an extinguishment or novation thereof.


       2.02 Revolving Credit Payment and Maturity; Extension of Maturity . Subject to the immediately succeeding sentences of this Section 2.02, the aggregate unpaid principal amount of the Revolving Credit Loans, all accrued but unpaid interest thereon, and any and all fees payable hereunder, shall mature and be due and payable on the Revolving Credit Expiration Date. The Revolving Credit Expiration Date may be extended for an additional one (1) year period upon the written request of the Borrower to the Agent and the Lenders made at least six (6) months prior (but not more than nine (9) months prior) to the then Revolving Credit Expiration Date. Such notice shall be accompanied by a certificate of the chief financial officer of the Borrower stating that no Default or Event of Default has occurred and is then continuing and that the representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects on such date. Neither the Agent nor any Lender shall be obligated to grant any extensions pursuant to this Section 2.02 and any such extension shall be in the sole and absolute discretion of each of them, but the Agent and each Lender agrees to reply to any such request within a reasonable period of time.


       2.03  Procedure for Revolving Credit Loan Borrowings.

             (a) Notice of Borrowing. Whenever the Borrower desires to incur Revolving Credit Loans, the Borrower shall deliver a Notice of Borrowing (or provide telephonic notice thereof, promptly confirmed in writing) to the Agent
(i) in the case of a LIBOR Loan, no later than 11:00 a.m. (prevailing Eastern Standard Time) on the date that is at least two (2) LIBOR Business Days prior to the date of the proposed Loan and (ii) in the case of a Prime Rate Loan, no later than 10:00 a.m. (prevailing Eastern Standard Time) on the date of the proposed Loan. Each such Notice of Borrowing (a Notice of Borrowing) shall be substantially in the form of Exhibit B hereto and shall be irrevocable and shall specify (i) the principal amount of the proposed Revolving Credit Loan, (ii) the amount of the Availability as of the date of the funding of the proposed Revolving Credit Loan, (iii) the date of funding of the proposed Revolving Credit Loan, (iv) the Type of Revolving Credit Loan proposed, and (v) in the case of a proposed Revolving Credit Loan in the form of a LIBOR Loan, the desired Interest Period. The Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed

Revolving Credit Loan, of such Lender's Pro Rata Share thereof and of the other matters covered by the Notice of Borrowing. The Agent shall , in any event, endeavor in good faith to provide each Lender with the notice described in the immediately preceding sentence by no later than 12:00 noon on the date the applicable Notice of Borrowing is received by the Agent from the Borrower. Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Agent may act prior to receipt of written confirmation, without liability, upon the basis of such telephonic notice believed by the Agent in good faith to be from the chief financial officer of the Borrower, or from any other person designated in writing to the Agent by the chief financial officer of the Borrower as a person entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Borrower hereby waives the right to dispute the Agent's record of the terms of any such telephonic notice.

             (b) Disbursement of Funds. No later than 2:00 p.m. (prevailing Eastern Standard Time) on the date of each such Loan, each Lender will make available its Pro Rata Share of such Revolving Credit Loan requested to be made on such date in immediately available funds to the Agent at its Payment Office and the Agent shall make such funds available to the Borrower by depositing such funds into the Borrower's account at the Agent's Payment Office. Unless the Agent shall have been notified by any Lender prior to the date of any such Revolving Credit Loan that such Lender does not intend to make available to the Agent its Pro Rata Share of such Revolving Credit Loan, the Agent may assume that such Lender has made such amount available to the Agent on the date of such Revolving Credit Loan and the Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower such Pro Rata Share of such Revolving Credit Loan. If such Pro Rata Share is not in fact made available to the Agent by such Lender and the Agent has made available the same to the Borrower, the Agent shall be entitled to recover such amount from such Lender. If such Lender does not pay such amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such amount to the Agent. The Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such amount in respect of each day from the date such amount was made available by the Agent to the Borrower to the date such amount is recovered by the Agent, at a rate per annum equal to (x) if paid by such Lender, the Federal Funds Rate or (y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 2.15 hereof, for the respective Revolving Credit Loans. Nothing in this Section 2.03(b) shall be deemed to relieve any Lender from its obligation to fulfill its Credit Commitment hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

             (c) Minimum Advance and Type Limitation. Each Revolving Credit Loan requested hereunder shall be in an amount equal to $500,000 or any whole multiple thereof, except that any Revolving Credit Loan may be in the aggregate amount of the Availability. At no single time during the Revolving Credit Period shall there be any more than eight (8) LIBOR Loans outstanding under the Revolving Credit Facility.

       2.04 Reduction of Commitment . The Borrower shall have the right, upon not less than three (3) Business Days' prior written notice to the Agent (which the Agent shall promptly transmit to the Lenders), to reduce all or part of the Maximum Available Revolving Credit Amount, such reduction to be permanent and irrevocable upon delivery of said notice. Any partial reduction of the Maximum Available Revolving Credit Amount shall be in a minimum amount equal to $500,000 or any whole multiple thereof and shall reduce each Lender's Credit Commitment proportionately in accordance with its Pro Rata Share.

       2.05 Term Loans. Subject to the terms and conditions herein set forth and in reliance upon the representations and warranties set forth herein and in the other Credit Documents, each Lender severally agrees to make available to the Borrower, a term loan facility (the Term Loan Facility), pursuant to which each Lender shall, on the Closing Date, lend (each a Term Loan) to the Borrower an amount equal to such Lender's Pro Rata Share of the Total Term Loan Amount. The Lender shall simultaneously fund its respective Pro Rata Share of the Term Loans on the Closing Date, it being understood that no Lender shall be responsible for any failure by another Lender to so fund nor shall the Term Loan Commitment of any Lender be increased or decreased as a result of such failure. The Term Loans outstanding under the Term Loan Facility shall be evidenced by Term Loan Notes issued to each of the Lenders and substantially in the form of Exhibit A-2 hereto (each a Term Loan Note), with blanks appropriately completed in conformity herewith. The Term Loans shall be from time to time (i) LIBOR Loans or (ii) Prime Rate Loans; provided, however, that each Term Loan shall be the same Type of Loan. The Term Loans are subject to continuation and/or conversion in accordance with Section 2.08 hereof; provided, however, that any such continuation or conversion shall be in respect of all of the Term Loans outstanding as at such continuation or conversion and at no time shall there be any more than one (1) Type of Loan or more than one (1) Interest Period in effect with respect thereto. Amounts borrowed under the Term Loan Facility and repaid or prepaid may not be reborrowed.

         2.06. Repayment and Maturity of Term Loans. The principal amount of the Term Loans shall be paid in consecutive annual installments commencing on April 30, 2001 and continuing on the payment dates specified below, with each such installment to be in the amount set forth opposite such payment date:


         Principal Payment Date              Annual Payment Installment

         April 30, 2001                      $10,000,000

         April 30, 2002                      $10,000,000

         April 30, 2003                      $10,000,000

         April 30, 2004                      $10,000,000

         April 30, 2005                      $10,000,000

         January 31, 2006                    $15,000,000

; provided, however, that the final installment due and payable on the Term Loan Maturity Note shall be in all events equal to the then remaining outstanding principal amount of the Term Loans, together with all accrued but unpaid interest thereon.


         2.07  Interest.

               (a) Interest Rates. Prior to an Event of Default (i) each LIBOR Loan shall bear interest for each day during each Interest Period applicable thereto at a per annum rate equal to the LIBOR Rate plus the Applicable Margin and (ii) each Prime Rate Loan shall bear interest at a per annum rate equal to the Prime Rate plus or minus (as applicable) the Applicable Margin in effect from time to time. Notwithstanding any other term or provision hereof, upon and following an Event of Default, each Prime Rate Loan shall bear interest at a per annum rate equal to the Prime Rate plus 300 basis points (3.00%) and each LIBOR Loan shall bear interest for each day during each Interest Period applicable thereto at a per annum rate equal to the LIBOR Rate plus

500 basis points (5.00%); provided, however, that in no event shall such rate exceed the highest rate of interest allowed by law. Each such rate is hereinafter referred to as the Default Rate.

       (b) Interest Accrual and Payment Date. Interest on each Loan shall accrue from and including the date of the advance of funds with respect to such Loan or the first day of the relevant Interest Period to but excluding the date of repayment thereof or the expiration of the Interest Period and shall be payable in arrears (i) in the case of a Prime Rate Loan, on the last day of each calendar month and (ii) in the case of a LIBOR Loan on the last day of the Interest Period with respect thereto and, with respect to any LIBOR Loan with an Interest Period in excess of three (3) months, on the date that is three (3) months after the incurrence thereof or conversion thereto.

       (c) Agent's Determination. The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt written notice to the Borrower and the Lenders of each rate of interest so determined and, in respect of the Prime Rate, and the Applicable Margins, any change or adjustment thereof; provided, however that the failure of the Agent to give such notice shall in no way affect the validity or applicability of any such determination, change or adjustment. The Agent's determinations under this Section 2.07(c) shall be conclusive and binding, absent manifest error.

 2.08  Conversions and Continuations.

       (a) Conversions. Subject to Sections 2.03(c) and 2.05 hereof, the Borrower may elect from time to time to convert any Loan to any other Type of Loan by delivering to the Agent an irrevocable notice (or by providing telephonic notice promptly confirmed in writing) of such election (A) in the case of a conversion to a Prime Rate Loan, at least one (1) Business Day prior to the expiration of the then current Interest Period with respect to the LIBOR Loan to be converted or (B) in the case of a conversion to a LIBOR Loan, at least two (2) LIBOR Business Days prior to the proposed commencement of the Interest Period of the LIBOR Loans as so converted. Any notice delivered pursuant to this Section 2.08(a) with respect to a conversion to a LIBOR Loan shall also specify the desired Interest Period for the Loan as so converted. No Loan may be converted pursuant to this Section 2.08 (a) (i) at any time during which an Event of Default has occurred and is continuing, or (ii) if, after giving effect to such conversion, Section 2.03(c) or 2.05 hereof would be violated. In no event shall the Borrower be permitted to convert any Loan to a LIBOR Loan with an Interest Period that would expire after the Revolving Credit Expiration Date, in the case of a conversation of a Revolving Credit Loan or after the Term Loan Maturity Date, in the case of a conversion of the Term Loans. The Agent shall give each Lender notice as promptly as practicable of any such proposed conversion affecting any of its Loans.

       (b) Continuance of LIBOR Loan. The Borrower may elect to continue any LIBOR Loan as such upon the expiration of the then current Interest Period with respect thereto by delivering to the Agent an irrevocable notice (or by providing telephone notice thereof, promptly confirmed in writing) of such election, at least two (2) LIBOR Business Days prior to the expiration of the then current Interest Period with respect thereto. Such notice shall also specify the desired Interest Period for the Loan so continued. No continuance shall be permitted under this Section 2.08(b) at any time during which an Event of Default has occurred and is continuing. In no event shall the Borrower be permitted to continue any LIBOR Loan if such continuance would result in an Interest Period with respect to such Loan expiring after the Revolving Credit Maturity Date, in the case of a continuance of a Revolving Credit Loan or after the Term Loan Maturity Date in the case of a continuance of the Term Loans. The Agent shall give each Lender notice as promptly as practicable of any such proposed continuance affecting any of its Loans.

                  (c) Automatic Conversion to Prime Rate. If the Borrower fails to notify the Agent of the conversion or continuance of any LIBOR Loan within the time specified in this Section 2.08, or is otherwise not permitted to convert or continue any LIBOR Loan pursuant to said Section, then any such Loan shall automatically convert to a Prime Rate Loan on the last day of the then expiring applicable Interest Period.


            2.09  Letters of Credit.

                  (a) Issuance of Letters of Credit. Subject to and upon the terms herein set forth and in reliance upon the representations and warranties herein set forth and in the other Credit Documents, the Borrower at any time and from time to time on or after the Closing Date and prior to the Revolving Credit Expiration Date, may request that the Agent issue, for the account of the Borrower and in support of any Permitted L/C Obligation, an irrevocable standby letter of credit or letters of credit in such form as may be approved by the Agent (the Letter of Credit Facility). Notwithstanding the foregoing (i) no Letter of Credit shall be issued in a Stated Amount which (x) when added to the Letter of Credit Outstandings at such time would exceed the Letter of Credit Sublimit, or (y) when added to the sum of the aggregate principal amount of the Credit Obligations then outstanding would exceed the Availability; (ii) each Letter of Credit shall, unless otherwise agreed to by the Agent and the Required Lenders, have an expiration date occurring no later than one (1) year after the date of issuance thereof, and in no event occurring later than the Business Day next preceding the Revolving Credit Expiration Date; (iii) each Letter of Credit shall be denominated in U.S. dollars; and (iv) no Letter of Credit shall be issued by the Agent after it has received a notice in writing from the Required Lenders or the Borrower that one or more of the conditions specified in Section
5.02 hereof are not then satisfied.

            (b) Existing Letter of Credit. Annex II hereto contains a description of all letters of credit issued pursuant to the Existing Credit Agreement and outstanding on the Closing Date. Each such letter of credit, including any extension or renewal thereof (each, as amended from time to time in accordance with the terms thereof and hereof, an Existing Letter of Credit) shall constitute a Letter of Credit for all purposes of this Agreement, issued, for purposes of Section 2.09(a), on the Closing Date.

            2.10 Letter of Credit Requests. Whenever the Borrower desires that a Letter of Credit be issued for its account, it shall give the Agent at least five (5) Business Days' notice (or such lesser number of days as may be agreed to by the Agent and the Required Lenders). Each notice shall be executed by the Borrower and shall be in the form of Exhibit C hereto (each a Letter of Credit Request). The Agent shall promptly transmit copies of each Letter of Credit Request to each Lender. Each Letter of Credit Request shall be accompanied by a completed and executed "Letter of Credit Application" (or an amendment to any then effective application) in the form furnished by the Agent to the Borrower from time to time. The terms of each such application are incorporated herein to the extent not inconsistent herewith.

            2.11  Letter of Credit Participations.

                  (a) Participations. Immediately upon the issuance by the Agent of any Letter of Credit, the Agent shall be deemed to have sold and transferred to each other Lender (each such other Lender, in such capacity under this Section 2.11, a L/C Participant), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Agent, without recourse or warranty, an undivided interest and risk and income participation (each a L/C Participation), to the extent of such L/C Participant's Pro Rata Share, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the

Borrower under this Agreement with respect thereto, and any security thereof or guaranty pertaining thereto (although Letter of Credit Fees will be paid directly to the Agent for the ratable account of the L/C Participants as provided in Section 3.03 and the L/C Participants shall have no right to receive any portion of any Letter of Credit Processing Fees). Upon any change in the Credit Commitments of the Lenders pursuant to Section 11.08 hereof, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the L/C Participations pursuant to this Section 2.11 to reflect the new Pro Rata Shares of the assignor and assignee Lender.

             (b) Agent's Obligations. In determining whether to pay under any Letter of Credit, the Agent shall have no obligation relative to the L/C Participants or the Borrower other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Agent under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Agent any resulting liability.

             (c) Payments Upon Drawing. In the event that the Agent makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to the Agent pursuant to Section 2.10(a), the Agent shall promptly notify each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Agent the amount of such L/C Participant's Pro Rata Share of such unreimbursed payment in immediately available funds. If the Agent so notifies, prior to 11:00 A.M. (prevailing Eastern Standard Time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, shall make available to the Agent such L/C Participant's Pro Rata Share of the amount of such payment on such Business Day in same day funds. If and to the extent such L/C Participant shall not have so made its Pro Rata Share of the amount of such payment available to the Agent, such L/C Participant agrees to pay to the Agent, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Agent at the Federal Funds Rate. The failure of any L/C Participant to make available to the Agent its Pro Rata Share of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Agent its Pro Rata Share of any payment under any Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Agent such other L/C Participant's Pro Rata Share of any such payment.

             (d) L/C Participants' Duties Absolute. The obligations of the L/C Participants to make payments to the Agent with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

             (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

             (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, any Lender, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

          (iii) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents;

          (v)    the occurrence of any Default or Event of Default; or

          (vi)   the failure of any condition precedent set forth in Section
     5.02 hereof to have been satisfied at the time of the issuance of any Letter of Credit unless the Agent shall have received a notice in writing to such effect from such Lender hereof prior to the issuance of such Letter of Credit.


     2.12 Agreement to Repay Letter of Credit Drawings.

          (a) Borrower's Obligation to Pay Drawings. The Borrower hereby agrees to reimburse the Agent, by making payment to the Agent in immediately available funds, for any payment or disbursement made by the Agent under any Letter of Credit issued by it (each such amount so paid until reimbursed, an Unpaid Drawing) immediately after, and in any event on the date of, notice given by the Agent to the Borrower of such payment (which notice the Agent hereby agrees to give promptly after the making of any payment or disbursement under a Letter of Credit), with interest on the amount so paid or disbursed by the Agent, to the extent not reimbursed prior to 1:00 P.M. (prevailing Eastern Standard Time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date the Agent is reimbursed therefor, at a rate per annum which shall be the Prime Rate as in effect from time to time (plus an additional 300 basis points (3.00%) per annum, if not reimbursed by the second (2nd) Business Day following any such notice of payment or disbursement), such interest to be payable on demand.

          (b) Borrower's Obligations Absolute. The Borrower's obligations under this Section 2.12 to reimburse the Agent with respect to Unpaid Drawings (including, in each case, interest thereon) issued by it shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower or any other Person may have or have had against the Agent or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit (each a Drawing) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; provided, that the Borrower shall not be obligated to reimburse the Agent for any wrongful payment made by the Agent under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Agent.

     2.13 Indemnification; Nature of Agent's Duties.

          (a) Indemnification Generally. The Borrower hereby agrees to protect, indemnify, pay and save the Agent harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that the Agent may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of the Agent to honor a Drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such actions or omissions, herein called Government Acts).

             (b) Allocation of Risk. As between the Borrower and the Agent, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Agent shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a Drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the Agent, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any of the Agent's rights or powers hereunder.

             (c) Scope of Agent's Duties. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Agent under or in connection with any Letter of Credit or the related drawing certificates, if taken or omitted in good faith, shall not put the Agent under any resulting liability to the Borrower. The Agent shall not, in any way, be liable for any failure by it or anyone else to pay any Drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Agent.

             (d)  No Limitation as to Reimbursement. Nothing in this Section
2.13 is intended to limit the reimbursement obligation of the Borrower contained in Section 2.10 hereof. The obligations of the Borrower under this Section 2.13 shall survive the termination of this Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Agent to enforce any right, power or benefit under this Agreement.

             (e) Limitation of Indemnification. Notwithstanding anything to the contrary contained in this Section 2.13, (i) the Borrower shall have no obligation to indemnify the Agent in respect of any liability incurred by the Agent arising solely out of the gross negligence or willful misconduct of the Agent, as determined by a court of competent jurisdiction and (ii) the Borrower shall have a claim against the Agent and the Agent shall be liable to the Borrower to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (x) the Agent's willful misconduct or gross negligence in determining whether the documents presented under a Letter of Credit complied with the terms of such Letter of Credit or (y) the Agent's willful or grossly negligent failure to pay under a Letter of Credit after presentation to it of a drawing certificate and any other documents strictly complying with the terms and conditions of such Letter of Credit.

       2.14  Increased Costs; Illegality; Capital Adequacy; Funding Losses.

             (a) Increased Costs and Illegality. In the event that (x) in the case of clause (i) below, the Agent, and (y) in the case of clauses (ii) and
(iii) below, any Lender, shall have
determined (which determination in either case shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

                 (i) on any date for determining the LIBOR Rate for any Interest Period that, by reason of any changes arising on or after the date of this Agreement affecting the relevant capital market, (x) adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate or (y) such means will not adequately and fairly reflect the cost to the Lenders of funding LIBOR Loans for the relevant Interest Periods; or

                 (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans because of (x) any change since the date of this Agreement in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order) (such as, for example, but not limited to, in the case of a LIBOR Loan, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBOR Rate) and/or (y) other circumstances affecting the relevant capital market; or

                 (iii) at any time, that the making or continuance of any LIBOR
                       Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the relevant capital market;

then, and in any such event, the Lender so affected (or the Agent, in the case of clause (i) above) shall on such date give notice to the Borrower (and the other Lenders and/or the Agent, as the case may be) of such determination. Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Agent no longer exist, and any Notice of Borrowing delivered pursuant to Section 2.03(a) hereof or notice of conversion or continuance delivered pursuant to Section 2.08 hereof with respect to a LIBOR Loan shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, LIBOR Loans shall no longer be available until such time as such Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, any Notice of Borrowing delivered pursuant to Section 2.03(a) hereof or notice of conversion or continuance delivered pursuant to
Section 2.08 hereof with respect to LIBOR Loans shall be deemed rescinded by the Borrower, and any LIBOR Loans that are then outstanding shall be automatically converted to Prime Rate Loans; provided, however that if such Lender, in its sole discretion, determines that such circumstances can only be alleviated by repayment of such Loans, then, upon demand, the Borrower shall repay in full such Loans, together with accrued but unpaid interest thereon.

           (b) Capital Adequacy. If after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's or its parent's capital or assets as a consequence of such Lender's commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's or its parent's policies with respect to capital adequacy), then from time to time, upon demand, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction. Such Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.14, will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 2.14 upon receipt of such notice.

           (c) Funding Losses. The Borrower shall compensate each Lender, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities, including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans (all such losses Funding Losses) which such Lender may sustain: (x) if for any reason an advance of, or conversion from or into, LIBOR Loans does not occur on a date specified therefor in a Notice of Borrowing or notice of conversion given pursuant to Section 2.08(a) or (b), as the case may be, (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.14(a)); (y) if any repayment (including any prepayment made pursuant to Section 4.01 or 4.02) or conversion of any of its LIBOR Loans occurs on a date which is not the last day of an Interest Period with respect thereto; or
(z) as a consequence of (i) any other default by the Borrower to repay its Loans when required by the terms of this Agreement or any Note held by such Lender or
(ii) any prepayment or conversion made pursuant to Section 2.14(a). The amount of compensation available to any Lender pursuant to this Section 2.14(c) shall be determined based on the assumption that such Lender has funded the entire amount of the relevant LIBOR Loan through match funding obtained in the London interbank market.

     2.15 Computation. Interest and any fees or compensation based upon a per annum rate shall be calculated on the basis of a 360 day year for the actual number of days elapsed.

     SECTION 3. FEES.

     3.01 Upfront Fees. The Borrower shall pay, or have paid, to the Agent on or before the Closing Date the following up-front facility fees: (i) in respect of the Revolving Credit Facility, a one-time upfront facility fee equal to thirty seven and one-half (37 1/2) basis points (.375%) of the aggregate amount of the Revolving Credit Commitments, and (ii) in respect of the Term Loan Facility, a one-time upfront facility fee equal to fifty (50) basis points (.50%) of the aggregate amount of the Term Loan Commitments. On the Closing Date, the Agent shall disburse such fees to the Lenders based on their respective Pro Rata Shares. The Borrower acknowledges that such fees are a liquidated damages amount and, together with the amounts payable pursuant to Section

5.01(c) hereof, constitute reasonable compensation to the Agent and the Lenders for their expenses and services in connection with the arrangement of their respective Revolving Credit Commitments and Term Loan Commitments and the negotiations and preparation of this Agreement and the other Credit Documents.

     3.02 Commitment Fee. The Borrower shall pay to the Agent for the ratable account of the Lenders based on their respective Pro Rata Shares, quarterly in arrears, a commitment fee for the period from and including the Closing Date until the Revolving Credit Expiration Date, computed at a rate equal to the Applicable Margin (expressed as a percentage) of the average daily amount of the Availability. Such fee shall be payable commencing on December 31, 1999 (for the period commencing on the Closing Date and ending on said December 31, 1999), and continuing quarterly on the last Business Day of each March, June, September and December occurring thereafter.

     3.03 Letter of Credit Fee. The Borrower shall pay to the Agent for the ratable account of the Lenders based on their respective Pro Rata Shares, quarterly in advance, a fee in respect of the Letters of Credit (the Letter of Credit Fee) computed at a rate equal to the Applicable Margin for LIBOR Loans (expressed as a percentage) of the aggregate Stated Amount of the Letters of Credit outstanding as of the first day of each January, April, July and October. Such fee shall be payable commencing on January 2, 1999 and continuing quarterly on the first Business Day of each January, April, July and October occurring thereafter. For the avoidance of doubt, the foregoing calculation of the Letter of Credit Fee may be calculated in accordance with the following formula:

           A  (multiplied by) B  (multiplied by)   N
                                                 -----
                                                  360

; with A equal to the aggregated Stated Amount of the Letters of Credit outstanding as of the first day of the relevant payment period , B equal to the Applicable Margin for LIBOR Loans then in effect (expressed as a decimal)and N equal to the actual number of days elapsed during the period commencing on said first day and ending on the last day of the relevant payment period.

     3.04 Letter of Credit Processing Fee. The Borrower shall pay to the Agent for its sole account, upon each issuance of, drawing under, and/or amendment of, a Letter of Credit, such amounts as shall at the time of such issuance, drawing or amendment be the administrative charge which the Agent customarily charges for such issuances of, drawings under or amendments of, letters of credit issued by it (Letter of Credit Processing Fees).



     SECTION 4. PREPAYMENTS AND PAYMENTS GENERALLY.

     4.01 Voluntary Prepayments. The Borrower may prepay any Loan, in whole or in part, without premium or penalty (except as provided in Section 2.14(c) hereof) upon at least three (3) Business Days' irrevocable notice to each Lender (or one (1) Business Day's irrevocable notice in the case of a prepayment of a Prime Rate Loan), specifying (i) the date and the amount of the prepayment, (ii) whether such prepayment is in respect of LIBOR Loans, Prime Rate Loans or a combination thereof and (iii) whether such prepayment is in respect of the Revolving Credit Loans or the Term Loans ; provided, that any such prepayment shall include all accrued but unpaid interest in respect of the Loans being prepaid. The principal portion of any partial prepayment shall be in an amount equal to $500,000 or any whole multiple thereof in the case of a prepayment in respect of the Revolving Credit Loans or $1,000,000 or any whole multiple thereof in the case of a prepayment in respect of the Term Loans. All prepayments of principal on the Term Loans pursuant to this Section 4.01 shall be applied to the Borrower's principal repayment obligation pursuant to Section 2.06 hereof in inverse order of maturity.

     4.02 Mandatory Prepayments. (a) Revolving Credit Loans. Immediately upon the Revolving Credit Obligations exceeding the Maximum Available Credit Amount, the Borrower shall make, or cause to be made, a mandatory prepayment of the Revolving Credit Obligations in an amount equal to such excess, together with accrued but unpaid interest thereon. Without limiting the foregoing, immediately upon the Letter of Credit Outstandings exceeding the Letter of Credit Sublimit, the Borrower shall make, or cause to be made, payment to the Agent in the amount of such excess to be held as cash collateral (on terms and conditions established by the Agent and reasonably acceptable to the Borrower) to secure such Letter of Credit Outstandings in excess of the Letter of Credit Sublimit. Provided that no Default or Event of Default has occurred and is then continuing, such cash collateral shall be released by the Agent (on behalf of the Lenders) if and when the Letter of Credit Outstandings have been reduced to an amount equal to or less than the Letter of Credit Sublimit then in effect.

           (b) Term Loans. Immediately upon receipt of Net Cash Proceeds from any sale or issuance of any shares of the Borrower's common stock or any class of its preferred stock, any securities convertible into, or exchangeable for, shares of any such stock, or any warrants, rights or options to acquire any such shares or any public or private sale or issuance of any of the Borrower's notes, bonds, debentures or other forms of debt instruments or securities, the Borrower will prepay the outstanding Term Loans in an amount equal to thirty three percent (33%) of such Net Cash Proceeds. Any and all prepayments received pursuant to this Section 4.02(b) shall be applied to the Borrower's repayment obligations on the Term Loans pursuant to Section 2.06 hereof in inverse order of maturity. For the avoidance of doubt, the Borrower hereby acknowledges that this Section 4.02(b) governs the application of proceeds realized upon the sale or issuance of its securities as described above should such offering occur while any of the Borrower's Obligations in respect of the Term Loans are outstanding, and the foregoing shall not be deemed or construed, by implication or otherwise, as a consent by any Lender to any such sale or issuance that would otherwise be prohibited or restricted by the terms of this Agreement.

     4.03 Application of Mandatory Prepayments. Subject to the specific applications set forth in Section 4.02 hereof, any prepayment received pursuant to Section 4.02 hereof shall be applied first to reduce amounts owing in respect of any Prime Rate Loans and second to reduce amounts owing in respect of any LIBOR Loans (provided that, if there is more than one outstanding LIBOR Loan, then amounts owing in respect of the LIBOR Loans with the Interest Period ending on the date that is the least number of days from the date of such prepayment shall be reduced first before reduction of amounts owing in respect of other LIBOR Loans). Within the order of priority set forth above, the amount of any prepayment received hereunder shall be applied to the Loans first to reduce amounts owing in respect of accrued but unpaid interest on the Loans being prepaid and second to reduce amounts owing in respect of outstanding principal of such loans. If by operation of the provisions set forth above or any other reason, payment of principal in respect of a LIBOR Loan is received (from any source) on a date other than the last day of the Interest Period pertaining to such Loan, including, without limitation, due to acceleration of said amount following the occurrence of an Event of Default, then the Borrower shall pay to each Lender an additional amount equal to the applicable Funding Losses. Such Funding Losses shall be payable on demand by such affected Lender.

     4.04 General Provisions as to Payments. The Borrower shall make each payment of principal of, and interest on, the Loans and of fees due hereunder, not later than 2:00 p.m. (prevailing Eastern Standard Time) on the date when due, in immediately available funds to the Agent at its Payment Office. Provided that the Agent receives such payments by such time, the

Agent will distribute to each Lender on the same day its Pro Rata Share of each such payment received by the Agent.

     4.05 Net Payments. All payments made by the Borrower hereunder shall be made without setoff or counterclaim. All such payments shall be made free and clear of and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, now or hereafter imposed by any jurisdiction or by any department, agency, state or other political subdivision or taxing authority thereof or therein (but excluding any tax imposed on or measured by the net income of a Lender pursuant to the laws of the jurisdiction in which the principal office or Payment Office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or Payment Office of such Lender is located) and all interest, penalties, or similar liabilities with respect thereto (collectively, Taxes). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every net payment of amounts due hereunder, after withholding or deduction for or on account of any Taxes, will not be less than the amounts provided for herein. The Borrower shall furnish to the Agent, within thirty (30) days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Borrower. The Borrower shall indemnify and hold harmless each Lender and reimburse each Lender upon the written request of such Lender setting forth the basis for requesting such amount, for the amount of any Taxes so levied or imposed and paid by such Lender.

           In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made by the Borrower or the Agent hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Credit Document.

     4.06 Debiting of Account. If so requested by the Agent, the Borrower shall maintain a demand deposit account (a DDA Account) at the Agent, and the Agent may, and the Borrower hereby authorizes the Agent to, debit any such DDA Account or such other account and/or certificate of deposit maintained by the Borrower with the Agent for the amount of any payment, as and when such payment becomes due hereunder, whether such payment is for accrued interest, principal or expense, even if debiting any such account or certificate of deposit results in a loss or reduction of interest to the Borrower or the imposition of a penalty applicable to the early withdrawal of time deposits. Such authorization shall not affect the Borrower's obligation to pay when due all amounts payable hereunder, whether or not there are sufficient funds in any accounts of the Borrower. The foregoing rights of the Agent to debit the Borrower's accounts shall be in addition to, and not in limitation of, any rights of set-off which the Agent may have hereunder or under any Credit Document. Nothing in this
Section 4.06 or otherwise in this Agreement shall be interpreted to obligate the Agent to so debit, or set-off against, any account of the Borrower maintained with the Agent to satisfy any of the Obligations of the Borrower, such right to so debit and/or set-off to be exercised by the Agent in its sole and absolute discretion.

     SECTION 5. CONDITIONS.

     5.01 Documents Required for Initial Advance. The obligation of each Lender to make the initial advances under the Revolving Credit Facility requested on the Closing Date is subject to the satisfaction of all of the following conditions precedent:

     (a) Certain Documents. The Agent shall have received on or before the Closing Date all of the following, each in form and substance satisfactory to each of the Lenders and in such quantities as the Agent shall reasonably request:

           (i) the following Credit Documents, each duly executed and delivered by the parties thereto:

                   (A)   this Agreement; and

                   (B) a Revolving Credit Note and a Term Loan Note for each Lender;

           (ii) a Notice of Borrowing requesting the initial advance hereunder in an amount at least sufficient to pay in full the "Revolving Credit Loans" outstanding under the Existing Credit Agreement;

           (iii) pre-closing UCC lien search report and tax lien and judgment search reports with respect to the Borrower and the PSA Group, in all appropriate jurisdictions;


           (iv) an incumbency certificate of an appropriate officer of the Borrower certifying, as of the Closing Date, the names, titles and true signatures of the officers certified to execute the Credit Documents, and the names, titles and true signatures of such officers of the Borrower authorized to deliver Notices of Borrowing and Letter of Credit Requests on behalf of the Borrower;

           (v) a favorable New Jersey and New York law opinion of outside counsel to the Borrower addressed to the Agent and the Lenders to the effect that the Credit Documents have been duly authorized and executed and are enforceable against the Borrower in accordance with their respective terms, and as to such other matters reasonably requested by the Agent and the Lenders;

           (vi) a secretary's certificate for each of the Borrower to which are attached certified copies of (x) the articles of incorporation of the Borrower and all amendments thereto, certified by an appropriate corporate officer, (y) the By-Laws of the Borrower amendments thereto, and (z) appropriate resolutions authorizing the transactions herein contemplated;

           (vii) a certificate from the chief financial officer of the Borrower dated the Closing Date to the effect that as of such date (i) no Default or Event of Default has occurred or is continuing, (ii) since September 30, 1999, there has been no material adverse change in the business, financial condition or operations of the Borrower and (iii) each of the representations and warranties of the Borrower contained in this Agreement are true in all material respects;

           (viii) good standing certificates issued by the appropriate official of the state in which the Borrower is incorporated; and such good standing certificates issued by the appropriate official of each of the states in which the Borrower is qualified as a foreign corporation as the Lenders shall require;

           (ix) certificates of insurance evidencing the existence and full force and effect of the insurance described in Section 6.18 hereof;

           (x) a letter from the certified public accountants for the Borrower consenting to the reliance by the Agent and the Lenders upon the financial statements of the Borrower;

           (xi) evidence reasonably satisfactory to the Agent and the Lenders regarding the resolution of matters pertaining to the civil investigative demand served upon the Borrower by the United States Department of Justice on April 4, 1995;

           (xii) delivery to the Agent of a "Year 2000 Questionnaire" for the Borrower and the PSA Group, in each case, in the form furnished to the Borrower by the Agent with all required responses duly completed to the satisfaction of the Agent; and

           (xiii) such other documents as the Lenders may reasonably require, including, without limitation, other agreements, instruments, or indentures to which any Obligor is a party, including, without limitation, financing statements, proofs, opinions, guaranties and other written assurances.

           (b) Consummation of PSA Acquisition. In connection with the Acquisition, the Borrower shall have furnished to each Lender the following materials and information, in each case in form and substance satisfactory to each Lender:

                   (i) the audited consolidated financial statements of the PSA Group for the fiscal year ended December 31, 1997, which shall be in substantially conformity with the financial statements and other data previously furnished to the Lenders regarding the PSA Group;

                   (ii) A pro forma opening balance sheet for the Borrower showing the results of the transaction contemplated in the Asset Purchase Agreement as of the Closing Date;

                   (iii) a certified true, correct and complete copy of the
                         Asset Purchase Agreement, as amended (if at all) through the Closing Date, together with all exhibits, schedules, annexes and other attachments thereto; and

                   (iii) evidence of consummation of the Acquisition,
                         including, without limitation, evidence of payment to the PSA Group of the Borrower's Equity Contribution and certified copies of each of the documents and other materials required to be delivered as conditions precedent to the Acquisition pursuant to Article VII of the Asset Purchase Agreement.

           (c) Fees and Expenses. The Borrower shall have paid (or otherwise satisfied as determined by the Agent and the Lenders) to the Agent and/or the Lenders, as the case may be, all fees hereunder that are expenses due and payable on or prior to the Closing Date, including, without limitation, the fees specified in Section 3.01 hereof and fees and expenses incurred by the Agent and Lenders related to the preparation, negotiation and closing of the transaction contemplated herein that have been requested by such parties pursuant to invoices submitted to the Borrower on or prior to the Closing Date.

           5.02 Requirements for Any Advance and Issuance of Letter of Credit . The obligation of the Lenders to make any Revolving Credit Loans and the obligation of the Agent to issue any Letter of Credit, in each case subsequent to the Closing Date, is subject to satisfaction of the following conditions:

           (i) the representations and warranties contained in Section 6 hereof are true and correct on and as of the date of funding of each such Loan or date of issuance of such Letter of Credit, as the case may be;

           (ii) no Default or Event of Default has occurred and is continuing;

           (iii) there has been no material adverse change in the Borrower's or any other Obligor's condition, financial or otherwise, since the date of this Agreement; and

           (iv)    all of the Credit Documents remain in full force and effect.


           SECTION 6. REPRESENTATIONS AND WARRANTIES.

           In order to induce the Lenders to enter into this Agreement, the Borrower represents and warrants with respect to itself and, to the extent applicable, each of its Subsidiaries, and agrees that each such representation and warranty shall be deemed to be restated at the time of funding of each Loan and at the time of issuance of each Letter of Credit, that:

           6.01 Organization; Authority. The Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the state of its incorporation, is duly qualified as a foreign corporation and is in good standing under the laws of each jurisdiction in which it is required to be qualified because of the business it conducts or the property it owns, and has the necessary power and authority to enter into and perform its obligations under the Credit Documents. The execution and performance of the Credit Documents have been duly authorized by all necessary and appropriate corporate proceedings on the part of the Borrower, and, upon their execution and delivery, they will be valid, binding, and enforceable in accordance with their terms; the execution and performance of the Credit Documents will not violate any orders, laws or regulations applicable to any such Obligor, any of their respective organizational documents, or any instruments, indentures or agreements (including any provisions pertaining to subordinated debt) to which they are a party or by which any such Obligor or any of their respective properties are bound; and all consents, approvals, licenses, franchises, patents, trademarks and other general intangibles required in connection with this Agreement, the other Credit Documents or the operation of any such Obligor's business have been obtained and are in full force and effect. All of the issued and outstanding stock of the Borrower has been validly issued and fully paid and is non-assessable. The Borrower's Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and is duly qualified as a foreign corporation and is in good standing under the laws of each jurisdiction in which it is required to be qualified because of the business it conducts or the property it owns.

           6.02 Use of Proceeds; Margin Regulation. The proceeds of the Revolving Credit Loans shall be used only for the following purposes: (i) to repay all amounts outstanding under the Existing Credit Agreement, (ii) to finance the Borrower's accounts receivable, purchase equipment, make Capital Expenditures permitted hereunder, (iii) in connection with acquisitions permitted pursuant to Section 8.03, (iv) to finance a portion of the consideration payable to the PSA Group pursuant to Section 1.2(a) of the Asset Purchase Agreement in an amount not to exceed the lesser of (y) $10,000,000 and
(z) the amount by which the full amount of the consideration payable to the PSA Group pursuant to Section 1.2(a) of the Asset Purchase Agreement exceeds the sum of the Borrower's Equity Contribution and the aggregate proceeds of the Term Loans, or (v) in connection with the Borrower's other working capital needs. The Letters of Credit shall be used solely to support Permitted L/C Obligations. The proceeds of the Term Loans shall be used exclusively to finance a portion of the consideration payable by the Borrower to the PSA Group pursuant to Section 1.2(a) of the Asset Purchase Agreement upon the consummation of the Acquisition therein contemplated, together with any fees and expenses related thereto. The Borrower is not engaged in the business of extending credit for the purpose of buying or carrying "margin stock" (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System). Neither the making of any Loan, the issuance of any Letter of Credit, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

           6.03    Specific Financial Statements .

           (i) The consolidated financial statements of the Borrower as of December 31, 1998, audited by KPMG Peat Marwick, LLP and the six (6) and nine (9) month statements as of June 30, 1999 and September 30, 1999, respectively, prepared by management, copies of which have heretofore been provided to the Agent, present fairly the financial condition of the Borrower as of such dates and the results of operations for the periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP, consistently applied.

           (ii) There has been no material adverse change in the financial condition of the Borrower or any Subsidiary or Affiliate thereof since September 30, 1999.

           (iii) Except as reflected in the financial statements referred to in clause (i) of this Section 6.03, the Borrower has no material liabilities, absolute or contingent.

           6.04 Burdensome Agreements. Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any other agreement, contract or instrument, or subject to any certificate of incorporation, by-law, or corporate restriction, which may reasonably be expected to have an adverse effect on its corporate activities, properties, assets, operations or conditions, financial or otherwise, or on its ability to carry out its obligations under the Credit Documents.

           6.05 Suits. Except as disclosed on Annex I hereto, there are no actions, suits, proceedings, or claims pending or, to the best knowledge of the Borrower, threatened against the Borrower or its Subsidiaries, or any of their property that, if determined adversely, are reasonably likely to have a material adverse effect on the business, properties, assets, operations, financial condition or prospects of the Borrower, or its Subsidiaries, taken as a whole.

           6.06 Defaults. Except as disclosed on Annex I hereto, neither the Borrower nor any of its Subsidiaries is in default under any agreement to which it is a party or by which it or any of its property is bound, or under any indenture or instrument evidencing any Indebtedness, and neither the execution of, nor performance under, the Credit Documents will create a default or any Lien or encumbrance under any such agreement, indenture or instrument other than Liens or encumbrances in favor of the Lenders.

           6.07 ERISA. Each Plan is in substantial compliance with ERISA and the applicable provisions of the Code and there does not exist with respect to any such Plan an "accumulated funding deficiency" (as such term is defined in ERISA). No material liability to the PBGC has been incurred by the Borrower with respect to any such Plan and no "Reportable Event" under ERISA has occurred. Neither the Borrower nor any of its Subsidiaries has actual or anticipated liability under Section 4971 of the Code (relating to tax on failure to meet the minimum funding standard of Section 412 of the Code) with respect to any Multiemployer Plan. No proceeding have been instituted to terminate any Plan and no condition exists which presents a material risk to the Borrower or any of its Subsidiaries of incurring a liability to or on account of any Plan pursuant to the provisions of ERISA or the applicable provisions of the Code.

     6.08 Tax Returns and Taxes. Each of the Borrower and its Subsidiaries has filed all federal, state and local tax returns required to be filed and has paid all taxes, assessments and governmental charges and levies thereon, including interest and penalties, except where the same are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside, and no liens for taxes have been filed and no claims are being assessed by a governmental authority with respect to any taxes. The charges, accruals and reserves on the books of the Borrower or its Subsidiaries, as the case may be, with respect to taxes or other governmental charges are adequate.

     6.09 Compliance with Statutes, etc. Each of the Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as would not, in the aggregate, have a material adverse effect on the business, operations, property, assets or financial condition of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

     6.10 Environmental Compliance. To the best of the Borrower's knowledge, after due inquiry and investigation, no Lien has attached to any revenues or any real or personal property owned by the Borrower or any of its Subsidiaries in any jurisdiction, arising from an intentional or unintentional action or omission of the Borrower or any of its Subsidiaries or any previous owner and/or operator of said real property, resulting from the Dumping of hazardous substances or wastes into the atmosphere or waters or onto lands.

     6.11 No Notification of Dumping of Hazardous Substances. Neither the Borrower nor any of its Subsidiaries has received a summons, citation, directive, letter, or other communication, written or oral, from any jurisdiction, or political sub-division or any agency or instrumentality thereof, concerning any intentional or unintentional action or omission on the part of the Borrower or any of its Subsidiaries arising from the Dumping of hazardous substances into the atmosphere or waters, or onto the lands in any jurisdiction.

     6.12 No Authorizations or Approvals. No authorization or approval or other action by, and no notice to, or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement and the other Credit Documents or the consummation of the Acquisition other than such authorizations that have been obtain prior to the Closing Date and continue to be in full force and effect.

     6.13 Not an Investment Company. The Borrower is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     6.14 Subsidiaries. Annex I hereto lists each Subsidiary of the Borrower (and the direct or indirect ownership interest of the Borrower therein), in each case existing on the Closing Date. Neither the Borrower nor any of its Subsidiaries has any interests in any Person other than as set forth in said Annex I. No such Subsidiary has any Subsidiaries. No significant business is conducted, and no significant revenues are generated, direct or indirectly, through or by Health Care, Infield Medical Technologies, Inc. or Hooper Holmes Venture Technology, Inc. and neither Health

Care, Infield Medical Technology, Inc. nor Hooper Holmes Venture Technologies, Inc. have any right, interest or title to any material assets or properties.

     6.15 Intellectual Property, etc. The Borrower and each of its Subsidiaries have obtained all material patents, trademarks, servicemarks, trade names, copyrights, technology, processes, licenses and other rights (Intellectual Property), free from any burdensome restrictions, that are necessary for the operation of their respective businesses as presently conducted and as proposed to be conducted (including, without limitation, any proposed business related to the business to be conducted by the Borrower subsequent to the consummation of the transaction contemplated in the Asset Purchase Agreement). No claim has been asserted or threatened questioning the use of such Intellectual Property, nor does the Borrower know of any valid basis for any such claim.

     6.16 Labor Matters. Except as disclosed on Annex I, neither the Borrower nor any of its Subsidiaries is a party to a labor contract. There are no strikes, lockouts or other disputes relating to any collective bargaining or similar agreement to which the Borrower or any of its Subsidiaries is a party.

     6.17 Assets and Properties. The Borrower and its Subsidiaries have good and marketable title to all of their respective assets and properties (tangible and intangible) and all such assets and properties are free and clear of all Liens (except Permitted Liens). Substantially all of the assets and properties owned by, leased to or used by the Borrower or its Subsidiaries are in adequate operating condition and repair, ordinary wear and tear excepted, are free and clear of any known defects except such defects as do not substantially increase with the continued use thereof in the conduct of normal operation, and such assets are able to serve the function for which they are currently being used, except in each case where the failure of such asset or property to meet such requirements would not have or is not expected to have a material adverse effect on the operations of the Borrower or its Subsidiaries, taken as a whole.



     6.18 Insurance. Annex I hereto lists all material insurance contracts and binders of the Borrower and its Subsidiaries which are currently in full force and effect. Such contracts and binders provide coverages which are usual and customary in the business of the Borrower and its Subsidiaries as to amount and scope. If requested by the Agent, each such insurance contract and binder shall contain standard lender's endorsement and loss payee endorsements in favor of the Agent, on behalf of the Lenders, and be subject to cancellation or reduction in coverage only upon thirty (30) days' prior written notice thereof to the Agent.

     6.19 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by the Borrower to the Agent or any of the Lenders for the purposes of or in connection with this Agreement or any transactions contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of such Persons in writing to any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and does not omit to state any fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

     6.20 Asset Purchase Agreement. The documents and materials delivered to the Lenders pursuant to Section 5.02 (b) hereof constitute the entire agreement and understanding among the Borrower, any and all Affiliates of the Borrower and the PSA Group and any and all Affiliates of the PSA Group regarding the transactions contemplated therein. All representations and warranties of the Borrower set forth in Article II of the Asset Purchase Agreement are true and correct in all material respects and, to the best of the Borrower's knowledge after diligent inquiry, all representations and warranties of the PSA Group set forth in Article III of the Asset Purchase Agreement are true and correct in all material respects. The Assumed Liabilities (as defined in the Asset Purchase Agreement) do not exceed $600,000.

     6.21 Year 2000 Compliance The Borrower has conducted a comprehensive review and assessment of the computer applications of the Borrower and its Subsidiaries with respect to the "year 2000 problem" (that is, the risk that computer applications may not be able to properly perform data-sensitive functions after December 31, 1999). The Borrower has conducted a similar review of the computer applications of the PSA Group which are being acquired in the Acquisition. Based on that review, the Borrower does not believe the year 2000 problem will result in a material adverse change in business condition (financial or otherwise) operations, properties, or business prospects of the Borrower or its Subsidiaries (taken as a Consolidated whole) or the ability of the Borrower to repay the Obligations.


     SECTION 7. AFFIRMATIVE COVENANTS.

     The Borrower covenants and agrees that for so long as there are any outstanding Obligations hereunder, or the Agent or the Lenders shall have any obligation hereunder, the Borrower shall (and, as applicable, shall cause each of its Subsidiaries (including the Guarantors) to):

     7.01 Payment of Indebtedness. Pay the Credit Obligations in accordance with their respective terms and pay and perform its other Indebtedness and obligations in accordance with their terms.

     7.02 Payment of Taxes, Etc. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, or upon its properties, prior to the date on which penalties attach thereto, provided, however, that the Borrower and its Subsidiaries shall not be required to pay or discharge such tax, assessment, governmental charge or levy if the validity, amount or applicability thereof is being contested by the Borrower or such Subsidiaries in good faith, by appropriate proceedings and with diligence and continuity (and for which adequate reserves therefor are maintained on the books of the Borrower or such Subsidiaries, as the case may be).

     7.03  Reporting Requirements. Furnish to the Agent and the Lenders:

     (i) as soon as available and in any event within one hundred (100) days after the end of each fiscal year of the Borrower, an annual audit report for the Borrower, including, but not limited to, the balance sheet of the Borrower as of the end of such fiscal year and the statements of operations and cash flows of the Borrower for such fiscal year, setting forth in comparative form the corresponding figures for the preceding fiscal year, prepared in accordance with GAAP, consistently applied, all in reasonable detail and prepared on a Consolidated and consolidating basis and in each case duly certified by independent certified public accountants of recognized standing acceptable to the Agent. At the same time as the annual report is so provided to the Agent and the Lenders, the Borrower shall also provide to the Agent and the Lenders its Annual Report on Form 10-KSB (or successor form) prescribed by the SEC for such fiscal year; and

     (ii) as soon as available and in any event within sixty (60) days after the end of the first three quarters of each fiscal year of the Borrower, management prepared Consolidated and consolidating financial statements including, but not limited to, a balance sheet, income statement and cash flow statement prepared in accordance with GAAP, consistently applied and in form and substance satisfactory to the Agent for the quarter and the period commencing at the end of the previous fiscal year and ending with the end of such quarter. In addition, at the times of delivery to the Agent and the Lenders of such quarterly reports, the Borrower shall also deliver to the Agent and the Lenders its Quarterly Report on Form 10-QSB (or successor form) prescribed by the SEC for such fiscal year; and

     (iii) promptly after filing, copies of any and all public disclosures of the Borrower whether to the SEC or otherwise, including but not limited to any reports on Form 8-K (or successor form) prescribed by the SEC, and any proxy and registration statements;

     (iv) within six (6) months after the end of the Borrower's fiscal year, a management letter prepared by the independent certified public accountants of the Borrower;

     (v) promptly upon delivery of the same to the PSA Group, or receipt of the same from the PSA Group, copies of all notices, certificates, financial statements or other information required to be furnished pursuant to the Asset Purchase Agreement or any of the other Acquisition Documents;

     (vi) Without limiting the generality of clause (v) above, as soon as available and in any event within sixty (60) days of the Closing Date, the audited consolidated financial statements of the PSA Group for the fiscal years ended September 30, 1998 and September 30, 1999, which in all cases shall be in substantially conformity with the financial statements and other data previously furnished to the Lenders regarding the PSA Group; and

     (vii) such other information as may be reasonably requested by the Agent and any Lender respecting the condition or operations, financial or otherwise, of the Borrower and the Subsidiaries and their respective businesses.

     7.04 Compliance Certificates. Furnish to the Agent and the Lenders, together with each set of financial statements described in clauses (i) and (ii) of Section 7.03 hereof, a compliance certificate, substantially in the form of Exhibit E hereto, signed by the Borrower's chief financial officer, certifying that: (i) the financial statements delivered with such certificate are true and correct, and conform in all respects to the requirements of Section 7.03(i) or 7.03(ii) hereof, as the case may be, (ii) all representations and warranties set forth in this Agreement and in any other Credit Document are true and correct as of the date thereof; (iii) none of the covenants in this Agreement or in any other Credit Document has been breached; (iv) no Default or Event of Default under this Agreement or under any other Credit Document has occurred and is continuing; and (v) the computation of the financial covenants set forth in Sections 8.14, 8.15 and 8.16 hereof, together with the calculation of each significant component thereof necessary to determine compliance with such covenants, and its determination of the Applicable Margins based on such computations.

     7.05 Notice of Certain Events. Promptly give written notice to the Agent and the Lenders of: (i) the occurrence of any Default or Event of Default; (ii) the commencement of any proceeding (administrative or otherwise) or litigation which, if adversely determined, would materially and adversely affect its financial condition or ability to conduct business; and (iii) the formation of any Subsidiary of the Borrower after the date of this Agreement, which notice shall be accompanied by the resolution of the Board of Directors of such Subsidiary authorizing such Subsidiary to execute a guaranty of the Obligations, satisfactory in form and substance to the Lenders, together with such guaranty duly executed by such Subsidiary.

     7.06 Preservation of Property; Insurance. Keep and maintain all of its properties and assets in good order and repair; maintain all insurance coverages described in Section 6.18 hereof and such other extended coverage, general liability, hazard, malpractice, business interruption and property insurance in amounts deemed satisfactory to the Agent and as is customary for businesses similar to the Borrower's business and deliver to the Agent certificates of all such insurance in effect; and cause all such policies to contain a standard lender's endorsement and loss payee endorsements in favor of the Agent, on behalf of the Lenders, and to be subject to cancellation or reduction in coverage only upon thirty (30) days' prior written notice thereof to the Agent.

     7.07 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted and preserve, renew and keep in full force and effect its corporate existence and rights, privileges and franchises necessary or desirable in the normal conduct of business and which are material to the Borrower and each of its Subsidiaries.

     7.08 Operation of Properties. Conduct its business and operate its properties, in compliance with all applicable orders, rules and regulations promulgated by the jurisdictions and agencies thereof where such business is conducted and where such properties are located, and duly file or cause to be filed such reports and/or information as may be required or appropriate under applicable orders, regulations or law.



     7.09 Access to Properties, Books and Records. Upon reasonable notice, at any reasonable time and from time to time, permit the Agent's and/or the Lenders' representatives and/or agents full and complete access to any or all of the Borrower's and its Subsidiaries' properties and financial records, to make extracts from and/or audit such records, and to examine and discuss the Borrower's properties, business, finances and affairs with the Borrower's officers and outside accountants.

     7.10 Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all its financial transactions.

     7.11 ERISA Compliance. Comply with all the applicable provisions of ERISA now or hereafter in effect with respect to each of its Plans and notify the Lenders of the following events, as soon as possible and in any event within ten
(10) days after the Borrower knows or has reason to know thereof: (i) the occurrence of any "Reportable Event" (as defined in ERISA) with respect to any Plan; (ii) the occurrence of a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan, (iii) the institution of proceedings or the taking or expected taking of any other action by the PBGC or the Borrower or any ERISA Affiliate to terminate or withdraw or partially withdraw from any Plan and, with respect to a Multiemployer Plan, the "Reorganization" or "Insolvency" of such Plans (as such terms are defined in ERISA); (iv) the failure of the Borrower or any ERISA Affiliate to make a required installment under Section 412 (m) of the Code or any other payment required under Section 412 of the Code on or before the due date or (v) the adoption of an amendment with respect to a Plan so that the Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Code, and in addition to such notice, deliver to the Lenders a certificate signed by the chief financial officer of the Borrower or of the respective ERISA Affiliate describing what action the Borrower or the respective ERISA Affiliate proposes to take with respect thereto and when known, any action taken or threatened by the Internal Revenue Service or the PBGC, together with a copy of any notice to the PBGC or the Internal Revenue Service or any notice delivered by the PBGC or the Internal Revenue Service.

     7.12 Environmental Liens. In the event that there shall be filed a Lien against any property of the Borrower by any jurisdiction, political sub-division, agency or instrumentality thereof arising from an intentional or unintentional act or omission of the Borrower, resulting in the Dumping of hazardous substances or wastes into the atmosphere or waters or onto lands then, within thirty (30) days from the date that the Borrower is given notice that the Lien has been placed against such property, or within such shorter period of time in the event that such jurisdiction, political sub-division, agency, or instrumentality thereof has commenced steps to cause such property to be sold pursuant to the Lien, either (i) pay the claim and remove the Lien from the applicable property or (ii) furnish such jurisdiction, political subdivision, agency or instrumentality thereof that imposed the Lien with one of the following: (a) a bond satisfactory to such jurisdiction, political sub-division, agency, or instrumentality thereof that imposed the Lien in the amount of the claim out of which the Lien arises, (b) a cash deposit in the amount of the claim out of which the Lien arises, or (c) other security reasonably satisfactory to such jurisdiction, political sub-division, agency, or instrumentality thereof in an amount sufficient to discharge the claim out of which the Lien arises.

     7.13 Removal of Hazardous Substances. Should the Borrower cause or permit any intentional or unintentional act or omission resulting in the Dumping of hazardous substances or wastes into the atmosphere or waters or onto the lands resulting in damage to the Natural Resources without having obtained a permit issued by the appropriate governmental authorities, promptly remediate said damage in accordance with all applicable federal, state, and local orders, statutes, laws, ordinances, rules and regulations.

     7.14 Year 2000 Compliance. Take such further actions and obtain such further assurances as may be necessary or appropriate to mitigate the year 2000 problem (as defined in Section 6.21 hereof) and make such inquiry as to any new supplier or vendor retained by the Borrower or any of its Subsidiaries as to such supplier's and vendor's respective year 2000 compliance.

     7.15 Further Assurances. Do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further instruments, acts, deeds, and assurances as may be reasonably requested by the Agent or the Lenders for the purpose of carrying out the provisions and intent of the Credit Documents.

     SECTION 8. NEGATIVE COVENANTS.

     For so long as any Obligations are outstanding, or the Lenders shall have any obligation hereunder, the Borrower shall not (and shall not, as applicable, permit any of its Subsidiaries (including any Guarantor) to):

     8.01 Incur Indebtedness. Incur, create, assume, or permit to exist any Indebtedness, except:

     (a) Indebtedness of the Borrower owing to the Lenders and the Agent under this Agreement and the Notes;

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

     (b) Indebtedness existing on the Closing Date that is listed on Annex I hereto and any renewals, extensions or refinancings of the same, provided that the principal amount of such Indebtedness at the time of such renewal, extension or refinancing is not increased in connection therewith;

     (c)  Approved Subordinated Indebtedness;

     (d) Indebtedness in respect of normal trade debt arising in the ordinary course of business which (i) does not significantly exceed the levels of such debt historically incurred by the Borrower or its Subsidiary, and/or (ii) the historical levels of ordinary course of business trade debt incurred by the businesses acquired in the Acquisition, as the case may be;

     (e)  Indebtedness secured by Liens permitted by Section 8.02(f); and

     (f) Indebtedness that constitutes Guaranteed Indebtedness of the Borrower that has been incurred by the Borrower solely by virtue of the Borrower's endorsement of checks or drafts negotiated in the ordinary course of the Borrower's business; and

     (g) Indebtedness in respect of obligations of the Borrower or any of its Subsidiaries under operating leases arising in connection with the lease of property or assets of third parties used or useful in ordinary course of business; if, after giving effect to the incurrence of such Indebtedness, Sections 8.14, 8.15 and 8.16 hereof shall not have been violated.

     8.02 Negative Pledge. Create, permit to exist, or suffer the creation of, any Lien, on any of its properties or assets (real or personal, tangible or intangible), except:

     (a)  Liens existing on the Closing Date that are listed on Annex I hereto;

     (b) Liens for taxes, assessments or governmental charges or levies to the extent not required to be paid by Section 7.02 hereof;

     (c) Liens imposed by law, such as materialmen's, mechanics', carriers, workmen's, and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than thirty (30) days;

     (d) pledges or deposits to secure obligations under workmen's compensation laws or similar legislation or to secure public or statutory obligations of the Borrower;

     (e) certain de minimus Liens with respect to the assets and properties acquired in acquisitions permitted pursuant to Section 8.03 hereof which were existing upon such assets or properties prior to the relevant permitted acquisitions;

     (f) Liens in favor of any Person (whether or not the seller of such assets) upon property or assets of the Borrower or any of its Subsidiaries incurred solely for the purpose of financing the acquisition of any such assets, provided, no such Lien shall extend to or over any property or asset other than the property being acquired and provided, further that (i) the aggregate principal amount of the Indebtedness at any one time outstanding secured by such Liens shall not exceed $2,000,000.00 and (ii) the incurrence of any such Indebtedness shall not otherwise be prohibited by the terms of this Agreement; and

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

     (g) the replacement, extension or renewal of any Lien permitted by clauses (a) through (f) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase of principal amount) of the Indebtedness secured thereby.

     8.03 Sale of Assets; Liquidation; Merger; Acquisitions. Convey, lease, sell, transfer or assign any assets or properties presently owned or hereafter acquired except dispositions of inventory in the ordinary course of business for value received and such other dispositions of assets and properties that are not material to the business or operations of the Borrower or any of its Subsidiaries, if such asset or property is replaced with reasonable promptness or is otherwise obsolete; liquidate or discontinue its normal operations with intent to liquidate; enter into any merger or consolidation; or acquire all or substantially all of the assets, stock or other equity interests of another entity. Notwithstanding the foregoing, (A) any of the Borrower's Subsidiaries may merge with or be consolidated into the Borrower and the Borrower's Subsidiaries may merge with or be consolidated into other Subsidiaries of the Borrower, in each case upon not less than sixty (60) days' prior written notice to the Agent and the Lenders and on terms reasonably acceptable to the Agent and the Required Lenders and (B) upon twenty (20) days' prior written notice to the Agent and the Lenders, the Borrower may from time to time acquire (by stock or asset acquisitions) other business entities that are engaged in businesses related or complimentary to the business of the Borrower, as presently conducted; if, and only if, (y) the aggregate cash and non-cash consideration paid or exchanged by the Borrower in all such acquisitions does not exceed (A) $10,000,000 in the aggregate in any consecutive twelve (12) month period or (B) $20,000,000 in the aggregate at any time while the Obligations are outstanding or the Lenders have any obligations hereunder and (z) immediately after giving effect to any such acquisition no Default or Event of Default would exist. For purpose of determining the consideration paid or exchanged in any such acquisition, such consideration shall include the amount of any liability (direct or contingent) assumed by the Borrower in connection therewith.

     8.04 Nature of Business. Engage (directly or indirectly) in any business other than the business in which it is generally engaged on the Closing Date or any other business that is related or complimentary thereto.

     8.05 Dividends, Stock Redemption, Etc. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of stock of the Borrower, or purchase, redeem, or otherwise acquire for value (or permit any Subsidiary to do so) any shares of any class of stock of the Borrower or any warrants, rights or options to acquire any such shares, now or hereafter outstanding; except that the Borrower may declare and pay quarterly cash dividends in respect of its capital stock or expend in connection with the redemption, retirement or purchase of its common stock in an amount not to exceed forty percent (40%) of its quarterly average net income (determined in accordance with clause (B) of the definition of Consolidated Funded Debt to Cash Flow Ratio and exclusively from continued operations) for the four (4) quarters immediately preceding the relevant ex-dividend date; provided, however, that if immediately after giving effect to any such proposed dividend payment or stock redemption, a Default or Event of Default would exist, then no such dividend payment or stock redemption shall be permitted hereunder. Anything to the contrary in this Section 8.05 notwithstanding, the Borrower shall be permitted to distribute additional shares of its capital stock in respect of any issued and outstanding shares of its capital stock in connection with stock splits effected by the Borrower from time to time.

     8.06 Accounts. Sell, assign, transfer or dispose of any of its accounts or notes receivable, with or without recourse, except to the Agent or the Lenders.

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

     8.07 Sale-Leaseback Transactions. Enter into any sale-leaseback transaction or any transaction howsoever termed which would have the same or substantially the same result or effect as a sale-leaseback.

     8.08 Prepayment of Other Indebtedness. Prepay any Indebtedness not required to be prepaid in excess of $1,000,000.00 in the aggregate in any period of twelve (12) consecutive months, except to the Lenders or any Affiliate of any of the Lenders, or cause or permit to be accelerated any amounts on any outstanding Indebtedness now existing or hereafter arising.

     8.09 Investments. Purchase or make any investment in the stock, securities or evidences of indebtedness of (other than as permitted pursuant to Sections
8.10 and 8.11 hereof), or make capital contributions to, or other forms of investments in, any Person except Permitted Investments.

     8.10  Loans and Advances Generally. Other than as permitted pursuant to
Section 8.11 hereof, loan or make advances, or other forms of extensions of credit, to any Subsidiary or Affiliate of the Borrower, or any other Person (other than as permitted under Section 8.9 hereof); provided however, that the Borrower may make such loans, advances and other forms of extension of credit to such parties in the ordinary course of business at arm's length and on commercially reasonable terms.

     8.11 Loans and Advances to Officers. Loan or make advances, or other forms of extensions of credit, to any officer, director or shareholder of the Borrower or any Subsidiary or to any Affiliate of any of the foregoing other than at arm's length and/or commercially reasonable terms or which in the aggregate for all such loans and advances do not exceed $2,000,000 outstanding at any time.

     8.12 Create Subsidiaries. Create, permit to exist, or invest or otherwise participate in any Subsidiary or any partnership, joint venture or other enterprise, other than (i) the Subsidiaries and Person listed in Annex I hereto,
(ii) Subsidiaries that may be created or permitted to exist as a result of acquisitions by the Borrower permitted pursuant to Section 8.03 hereof, or (iii) any other Subsidiary (not created or permitted to exist pursuant to clause (ii) above) organized under laws of any State of the United States and otherwise doing business principally in the United States; provided, however, that (y) in connection with the creation or permitted existence of any Subsidiary pursuant to (ii) and (iii) above or (z) should the representations made in Section 6.14 hereof no longer be true and correct at any time subsequent to the Closing Date as to any Subsidiary specifically referenced in said Section 6.14, than, the Borrower shall have caused each such Subsidiary to execute and deliver to the Agent (for the benefit of the Lenders) a guaranty substantially in the form of the Subsidiary Guaranty and shall provide the Agent with such evidence of corporate authority of such Subsidiary as the Agent may reasonably require.

     8.13 Hazardous Substances. Cause or permit to exist a Dumping of hazardous substances or wastes into the atmosphere or waters or onto lands resulting in damage to the Natural Resources unless the Dumping is pursuant to and in compliance with the conditions of a permit issued by the appropriate federal, state, or local governmental authorities.

     8.14 Consolidated Net Loss. Suffer a Consolidated Net Loss in any two (2) fiscal quarters occurring in any period of twelve (12) consecutive months.

     8.15 Consolidated Fixed Charge Coverage Ratio. Permit its Consolidated Fixed Charge Coverage Ratio to be at any time less than 1.50 to 1.00, measured on a quarterly basis for the relevant Test Period.

     8.16 Consolidated Funded Debt to EBITDA Ratio. Permit its Consolidated Funded Debt to EBITDA Ratio to exceed at any time 2.75 to 1.00, measured on a quarterly basis for the relevant Test Period; provided, however, that, anything to the contrary set forth in this Agreement notwithstanding, the EBITDA component of said ratio (the EBITDA Component) for the fiscal quarters ending December 31, 1999, March 31, 2000 and June 30, 2000, shall be calculated as follows: (i) for the fiscal quarter ending December 31, 1999, the EBITDA Component shall be the Borrower's Consolidated EBITDA for that fiscal quarter multiplied by four (4), (ii) for the fiscal quarter ending March 31, 2000, the EBITDA Component shall be the sum of Borrower's Consolidated EBITDA for the fiscal quarter ended December 31, 1999 plus the Borrower's Consolidated EBITDA for the fiscal quarter ended March 31, 2000, multiplied by two (2) and (iii) for the fiscal quarter ending June 30, 1999, the EBITDA Component shall be the sum of the Borrower's Consolidated EBITDA for the fiscal quarter ended December 31, 1999 plus the Borrower's Consolidated EBITDA for the fiscal quarter ended March 31, 2000 plus the Borrower's Consolidated EBITDA for the fiscal quarter ended June 30, 2000, multiplied by one and one-third (1.33), it being acknowledged that commencing with the fiscal quarter ending September 30, 2000, the calculation of the EBITDA Component shall return to being calculated for the relevant Test Period.

     8.17 Use of Proceeds. Use the proceeds of the Loans, and the Letters of Credit, for any purpose other than the purposes set forth in Section 6.02 hereof.

     8.18 Amendments to Asset Purchase Agreement. Amend, modify, consent to the departure from, or waive compliance with, any material term or provision of the Asset Purchase Agreement, or any of the of the other Acquisition Documents to which it is a party, otherwise bound, or from which benefits inure to the Borrower.

     8.19 Change Fiscal Year. Change or otherwise permit its fiscal year to end on any day other than December 31.

     SECTION 9. EVENTS OF DEFAULT AND REMEDIES.

     9.01 Events of Default. Upon the occurrence of any of the following events (each an Event of Default):

     (i) Payment Default. The Borrower shall (a) default in the payment when due of any principal of the Loans or Unpaid Drawings or (b) default in the payment of interest on the Loans or any other amounts owing hereunder, under the Notes or under any other Credit Document, and such default shall continue for a period of five (5) or more days;

     (ii) Negative Covenant Breach. The Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in Section 8 hereof;

   (iii) Other Covenant Breaches. The Borrower shall default in the due performance or observance of any term, covenant or agreement (other than those referred to in clauses (i) and (ii) above) contained in this Agreement, the Notes or any other Credit Document, and such default shall continue unremedied for a period of at least ten (10) days after the earlier to occur of (a) the date the Borrower obtains actual knowledge of such default or (b) the date notice of such default is given to the Borrower by the Agent;

   (iv) Default Under Other Agreements. (a) The Borrower or any of its Subsidiaries shall default in any payment with respect to any Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice or lapse of time is required), any such Indebtedness to become due prior to its stated maturity; (b) any such Indebtedness shall be declared to be due and payable, or required to be prepaid as a mandatory prepayment, prior to the stated maturity thereof; or (c) without limiting the generality of the foregoing, the occurrence of an "Event of Default" (as defined therein) under the First Fidelity Term Loan Agreement;

   (v) Voluntary Bankruptcy. The Borrower or any of its Subsidiaries commences any bankruptcy, reorganization, debt arrangement, or other case or proceeding under the United States Bankruptcy Code or under any similar foreign, federal, state, or local statute, or any dissolution or liquidation proceeding, or makes a general assignment for the benefit of creditors, or takes any action for the purpose of effecting any of the foregoing;

   (vi) Involuntary Bankruptcy. Any bankruptcy, reorganization, debt arrangement, or other case or proceeding under the United States Bankruptcy Code or under similar foreign, federal, state or local statute, or any dissolution or liquidation proceeding, is involuntarily commenced against or in respect of the Borrower or any of its Subsidiaries or an order for relief is entered in any such proceeding and is not dismissed within sixty (60) days;

   (vii) Appointment of Receiver. The appointment, or the filing of a petition seeking the appointment, of a custodian, receiver, trustee, or liquidator for the Borrower or any of its Subsidiaries or any of their respective properties or the taking of possession of any part of such property at the instance of any governmental authority;

   (viii) Insolvency. The Borrower or the Guarantor becomes insolvent (however defined), is generally not paying its debts as they become due, or has suspended transaction of its usual business;

   (ix) Reorganization. The dissolution, merger, consolidation, or reorganization of the Borrower or any of its Subsidiary (other than as expressly permitted under Section 8.03 hereof);

   (x) Action in Furtherance of Certain Defaults. The Borrower or any of its Subsidiaries has taken any corporate action for the purpose of effecting any of the events described in clauses (v), (vii) or (ix) above;

   (xi) Material Misstatement. Any statement, representation or warranty made in or pursuant to this Agreement or any other Credit Document or to induce the Lenders to enter into this Agreement or to enter into the transactions referred to in this Agreement shall prove to be untrue or misleading in any material respect;

   (xii) Material Adverse Change. The occurrence of a material adverse change in the financial condition of the Borrower or any of its Subsidiaries or the occurrence of any event which, in the sole opinion of the Lenders, impairs the financial responsibility of the Borrower or any of its Subsidiaries;

   (xiii) Entry of Judgment. The entry or issuance of judgments, orders, decrees or fines against the Borrower or any of its Subsidiaries which, in the aggregate, involve liabilities in excess of the sum of $100,000 (the discharge of which is not the obligation of any insurance company) and any such judgments or orders involving liabilities in excess of said sum shall have continued unbonded or unsatisfied and without stay of execution or agreement between the parties thereon for a period of thirty (30) days after the entry or issuance of such judgment;

   (xiv) Transfer of Assets. The Borrower or any of its Subsidiaries transfers or sells all or substantially all of their respective assets, without the prior written consent of the Lenders; or

   (xv) Change of Control. The occurrence of a Change of Control or the Borrower shall have become bound to any contract or agreement or shall have commenced any corporate proceedings in furtherance of, or that would result in, a Change of Control;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing the Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Agent or any Lender to enforce its claim against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in clause (v), (vi), (vii) or (viii) above shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare all of the Credit Commitments terminated, whereupon the Credit Commitment of each Lender shall forthwith terminate immediately and any fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Credit Obligations and all other Obligations owing hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; and (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default as specified in clause (v)
(vi), (vii) or (viii) above, it will pay) to the Agent such additional amounts of cash to be held as cash collateral for the

Borrower's reimbursement obligations for Drawings that may subsequently occur under any Letter of Credit then outstanding, equal to the Stated Amount of all such Letters of Credit.

     Notwithstanding anything contained in the foregoing paragraph, if at any time within sixty (60) days after an acceleration of the Loans pursuant to the preceding paragraph, the Borrower shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in the Credit Documents) and all Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived to the satisfaction of the Lenders, then the Lenders, by written notice to the Borrower, may at their option rescind and annul the acceleration and its consequences; but such action shall not affect any subsequent Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind the Lenders to a decision which may be made at the election of the Lenders and are not intended to benefit the Borrower and do not grant the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met. Without limiting the generality of the remedies available to the Lenders pursuant to the Credit Documents or by law following an Event of Default, (y) the rate of interest on the principal portion of the Obligations incurred hereunder shall be increased to a rate equal to the lesser of: (i) the highest rate of interest set forth in the Credit Documents, or (ii) the highest rate of interest allowed by law, such rate of interest to apply to such Obligations upon and after an Event of Default, maturity, whether by acceleration or otherwise, and the entry of a judgment in favor of the Lenders with respect to any or all of such Obligations and (z) the Letter of Credit Fee shall be increased to 300 basis points (3.00%) at all times during which an Event of Default continues to exist.

     9.02 Right of Set-off. If any of the Obligations shall be due and payable or any one or more Events of Default shall have occurred, whether or not any Lender shall have made demand under any Credit Document and regardless of the adequacy of any collateral or other form of security for the Obligations or other means of obtaining repayment of the Obligations, each Lender shall have the right, without notice to the Borrower or any other Obligor, and is specifically authorized hereby to set-off against and apply to the then unpaid balance of the Obligations any items or funds of the Borrower and/or any Obligor held by each Lender or any Affiliate of such Lender, any and all deposits (whether general or special, time or demand, matured or unmatured) or any other property of the Borrower and/or any Obligor, including, without limitation, securities and/or certificates of deposit, now or hereafter maintained by the Borrower and/or any Obligor for its or their own account with any Lender or any Affiliate thereof, and any other indebtedness at any time held or owing by the Lender or any Affiliate to or for the credit or the account of the Borrower and/or any Obligor, even if effecting such set-off results in a loss or reduction of interest or the imposition of a penalty applicable to the early withdrawal of time deposits. For such purpose, each Lender shall have, and the Borrower hereby grants to each Lender, a first Lien on and security interest in such deposits, property, funds and accounts and the proceeds thereof.

     9.03 Sharing of Payments, Etc . If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans made by it in excess of its Pro Rata Share of payments on account of the Loans obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's Pro Rata Share according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 9.03 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The foregoing shall in no way obligate any Lender to seek payment in respect of the Obligations of the Borrower hereunder through such Lender's right of set-off or otherwise at any time, or in any particular order relative to such other rights or remedies such Lender may possess, in a manner that prejudices or impairs (as determined in such Lender's sole discretion) any other right or remedy such Lender may possess to enforce claims against the Borrower in respect of Obligations of the Borrower hereunder or such other Obligations of the Borrower owed to such Lender.

     9.04 Turnover of Property held by Affiliate . The Borrower further authorizes each Affiliate of any Lender, upon and following the occurrence of an Event of Default, at the request of the Lender so affiliated, and without notice to the Borrower, to turn over to such Lender any property of the Borrower, including, without limitation, funds and securities, held by such Affiliate for the Borrower's account and to debit, for the benefit of such Lender, any deposit account maintained by the Borrower with such Affiliate (even if such deposit account is not then due or there results a loss or reduction of interest or the imposition of a penalty in accordance with law applicable to the early withdrawal of time deposits), in the amount requested by such Lender up to the amount of the Obligations, and to pay or transfer such amount or property to such Lender for application to the Obligations.

     9.05 Remedies Cumulative; No Waiver . The rights, powers and remedies of the Agent and the Lenders provided in this Agreement and any of the Credit Documents are cumulative and not exclusive of any right, power or remedy provided by law or equity. No failure or delay on the part of the Agent or the Lenders in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.


     SECTION 10. THE AGENT.

     10.01 Appointment . Each Lender hereby irrevocably designates and appoints First Union National Bank as the Agent of such Lender under this Agreement, and each such Lender irrevocably authorizes First Union National Bank, as the Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Agent.

     10.02 Delegation of Duties . The Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

     10.03 Exculpatory Provisions . Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or any other Credit Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the property, books or records of the Borrower.

     10.04 Reliance by Agent . The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes and the other Credit Documents in accordance with a request of the Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes. Without limiting the generality of the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any Credit Documents in accordance with the instructions of the Lenders.

     10.05 Notice of Default . The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default hereunder unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Event of Default as shall be reasonably directed by the Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of the Lenders.

     10.06 Non-Reliance on Agent and Other Lenders . Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement.

Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

     10.07 Indemnification . The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their Pro Rata Shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. If, however, the Agent shall have been reimbursed by the Borrower in respect of any amounts previously paid to the Agent by the Lenders pursuant to this Section 10.07, then the Agent shall pay to the Lenders their Pro Rata Shares of such duplicative reimbursement. The agreements in this subsection shall survive the payment of the Notes and all other amounts payable hereunder.

     10.08 Agent in Its Individual Capacity . The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Agent were not the Agent hereunder and under the other Credit Documents. With respect to its Loans made or renewed by it and any
Note issued to it, the Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Agent, and the terms Lender and Lenders shall include the Agent in its individual capacity.

     10.09 Successor Agent . The Agent may resign as Agent upon ten (10) days' notice to the Lenders. If the Agent shall resign as Agent under this Agreement, then the Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower. If a successor Agent shall not have been so appointed within said ten (10) day period, the Borrower shall appoint from among the Lenders a successor agent for the Lenders. Any such successor agent shall succeed to the rights, powers and duties of the Agent, and the term Agent shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Agent's resignation as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.

     10.10 Documentation Agent . Each Lender hereby designates and appoints Fleet Bank, N.A., as Documentation Agent hereunder. In such capacity, the Documentation Agent shall have only such duties, powers and responsibilities as may be delegated to it by the Agent with the Borrower's prior written consent and accepted by the Documentation Agent. In the course of performance of any such duties, powers or responsibilities (if any), the Documentation Agent shall be entitled to the benefits bestowed upon the Agent pursuant to Section 10.03, 10.07 and 11.12 as if it were named therein as an additional agent.



     SECTION 11. MISCELLANEOUS.

     11.01 Notices. Unless otherwise expressly stated notices and communications under this Agreement and the other Credit Documents shall be in writing and shall be delivered by either (i) hand-delivery, (ii) first class mail (postage prepaid), (iii) reliable overnight commercial courier (charges prepaid), or (iv) telecopy, to the addresses and telecopy numbers listed in this Agreement. Notice by telecopy shall be deemed to have been delivered and received when sent. Notice by overnight courier shall be deemed to have been delivered and received on the date scheduled for delivery. Notice by mail shall be deemed to have been delivered and received three (3) calendar days after the date first deposited in the United States mail. Notice by hand delivery shall be deemed to have been delivered and received upon delivery. A party may change its address and/or telecopier number by delivering written notice to the other parties as specified herein.

     11.02 Costs and Expenses. Whether or not the transactions contemplated by the Credit Documents are fully consummated, the Borrower shall promptly pay (or reimburse, as the Agent and/or any of the Lenders, as the case may be, may elect) all costs and expenses which the Agent or the Lenders have incurred or may hereafter incur in connection with the negotiation, preparation, reproduction, interpretation, perfection, monitoring, administration and enforcement of the Credit Documents, the collection of all amounts due under the Credit Documents, and all amendments, modifications, consents or waivers, if any, to the Credit Documents. Such costs and expenses shall include, without limitation, the fees and disbursements of counsel to the Agent and/or any of the Lenders (including the Agent's in-house counsel), the costs of appraisals, costs of environmental studies, searches of public records, costs of filing and recording documents with public offices, internal and/or external audit and/or examination fees and costs, stamp, excise and other taxes and costs and expenses incurred by the Agent or any of the Lenders, and the fees of the accountants, consultants or other professionals engaged by the Agent or the Lenders in connection with the transactions contemplated in this Agreement and the other Credit Documents. Without limiting the generality of the foregoing, the Borrower shall reimburse the Agent for the costs and expenses of Windels, Marx, Davies & Ives, counsel to the Agent, for services rendered in consideration with the preparation and negotiation of the Credit Documents and matters related thereto. Such reimbursement shall be payable within ten (10) days after presentation to the Borrower of an invoice itemizing such costs and expenses. The Borrower's reimbursement obligations under this paragraph shall survive any termination of the Credit Documents.

     11.03 Payment Due on a Day Other Than a Business Day. If any payment due or action to be taken under this Agreement or any Credit Document falls due or is required to be taken on a day that is not a Business Day, such payment or action shall be made or taken on the next succeeding Business Day and such extended time shall be included in the computation of interest.

     11.04 Governing Law. This Agreement shall be construed in accordance with and governed by the substantive laws of the State of New Jersey without reference to conflict of laws principles.

     11.05 Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument. This Agreement and the other Credit Documents constitute the sole agreement of the parties with respect to the subject matter hereof and thereof and supersede all oral negotiations and prior writings with respect to the subject matter hereof and thereof.

     11.06 Amendment or Waiver. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Required Lenders; provided, that no such change, waiver, discharge or termination shall, without the consent of each Lender, (i) extend the final maturity of any Loan or Note, or any portion thereof, or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees payable hereunder or reduce the principal amount thereof, or increase the Revolving Credit Commitment or Term Loan Credit Commitment of any Lender, or the aggregate amount of the Revolving Credit Commitments or Term Loan Commitments for all of the Lenders in each case) over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Revolving Credit Commitment shall not constitute a change in the terms of the Revolving Credit Commitment or Term Loan Commitment of any Lender), (ii) release all or substantially all of collateral at such time securing the Obligations hereunder (except as expressly provided in such instruments pertaining to such collateral), (iii) the release of the Guaranty or any other guaranty at any time supporting the Obligations, (iv) amend, modify or waive any provision of this Section, or Section 2.12, 2.13, 4.05, 9.01, 9.02, 9.03, 11.02, 11.08 or 11.11; (v) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders; (vi) alter or amend any provision hereof expressly requiring the consent of all of the Lenders; or (vii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement. No provision of Section 10 may be amended without the consent of the Agent. The provisions of Sections 2.09, 2.10, 2.11,
2.12 and 2.13 shall not be amended or modified in any way that adversely affects the Agent with respect to its obligation to issue Letters of Credit, without the Agent's consent.

     11.07 Successors and Assigns. This Agreement (i) shall be binding upon the Borrower, the Agent and the Lenders and their successors and permitted assigns, and (ii) shall inure to the benefit of the Borrower, the Agent and the Lenders and their respective successors and permitted assigns; provided, however, that the Borrower may not assign its rights hereunder or any interest herein without the prior written consent of the Lenders, and any such assignment or attempted assignment by the Borrower shall be void and of no effect with respect to the Lenders.

     11.08 Participations and Assignments. The Borrower hereby acknowledges and agrees that each Lender may at any time: (I) grant participations in all or any portion of its rights and obligations hereunder (including, without limitation, its obligation to make advances hereunder in accordance with its Credit Commitment) or under its Revolving Credit Note and Term Loan Note (collectively, Participations) to any other lending office or to any other bank, lending institution or other entity which has the requisite sophistication to evaluate the merits and risks of investments in Participations (each a Participant); provided, however, that: (i) all amounts payable by the Borrower hereunder shall be determined as if such Lender had not granted such Participation, such Lender
(A) shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provisions of this Agreement; and (B) shall not in any event be relieved from its obligations to make advances hereunder in accordance with its Credit Commitment; provided, however, that such Lender may agree with the Participant that such Lender will not agree to any modification, amendment or waiver of this Agreement without the consent of the Participant if such amendment, modification or waiver would reduce the principal of or rate of interest on the Credit Obligations so participated or postpone the date fixed for any payment of principal of or interest on such Credit Obligations; and (II) assign up to one hundred percent (100%) of its rights and obligations hereunder (including, without limitation, its obligation to make advances hereunder in accordance with its Credit Commitment) or under its Revolving Credit Note and Term Loan Note; provided, however, that, except with respect to (y) assignments between and among Lenders which are parties to this Agreement (as to which the conditions in clauses (i) through (iii) below shall not be applicable) and (z) a single assignment not to exceed fifty percent (50%) of its rights and obligations hereunder to a lending institution (as to which the condition in clause (i) below shall not be applicable), prior to such assignment: (i) it has obtained the prior written consent of the Agent (which consent shall not be unreasonably withheld); (ii) the amount assigned shall be an amount equal to $5,000,000 or multiples of $5,000,000 in excess thereof; and (iii) such Lender has paid to the Agent a transfer fee of $3,500. Notwithstanding anything in this Section 11.08 to the contrary, each Lender may sell or assign, in whole or in part, any or all of its interest in the Credit Obligations (without the consent of any Person or any other restriction) to (i) any Affiliate of such Lender, (ii) any Federal Reserve Bank in connection with a pledge of said interest as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System, and (iii) any Person at any time after an Event of Default. The holder of any sale, assignment or Participation permitted pursuant to this Section 11.08, if the applicable agreement between the relevant Lender and such holder so provides, (i) shall be entitled to all of the rights, obligations and benefits of a Lender hereunder and (ii) shall be deemed to hold and may exercise the rights of set-off or banker's lien with respect to any and all obligations of such holder to the Borrower, in each case as fully as though the Borrower were directly indebted to such holder. The Borrower authorizes each Lender to provide information concerning the Borrower to any prospective purchaser, assignee or participant. The information provided may include, but is not limited to, amounts, terms, balances, payment history, and any financial or other information about the Borrower. The Borrower agrees to indemnify, defend, and release any Lender that has so disclosed such information, and hold such Lender harmless, at the Borrower's cost and expense, from and against any and all lawsuits, claims, actions, proceedings, or suits against such Lender arising out of or relating to such Lender's reporting or disclosure of such information.

     11.09 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder. In lieu of any illegal or unenforceable provision in this Agreement, there shall be added automatically as a part of this Agreement a legal and enforceable provision as similar in terms to such illegal or unenforceable provision as may be possible.

     11.10 Consent to Jurisdiction and Service of Process. The Borrower irrevocably appoints each and every senior vice president (or higher ranking officer) of the Borrower as its attorneys upon whom may be served, by regular or certified mail at the address set forth in this Agreement, any notice, process or pleading in any action or proceeding against it arising out of or in connection with this Agreement or any of the other Credit Documents. The Borrower hereby consents that any action or proceeding against it may be commenced and maintained in any court within the State of New Jersey or in the United States District Court for the District of New Jersey by service of process on any such officer. The Borrower and Guarantor further agree that such courts of the State of New Jersey and the United States District Court for the District of New Jersey shall have jurisdiction with respect to the subject matter hereof and the person of the Borrower and all collateral for the Obligations. Notwithstanding the foregoing, the Borrower agrees that any action brought by the Borrower shall be commenced and maintained only in a court in the federal judicial district or county in which the Agent has its principal place of business in New Jersey.

     11.11 Confidentiality . Each Lender shall hold, and shall cause its Participants and prospective Participants, if any, to agree to hold, all non-public information obtained pursuant to the requirements of any Credit Document which has been identified as such by the Borrower in accordance with its customary procedure for handling confidential information of such nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by any bona fide assignee, transferee or participant or as legally required or reasonably requested by any governmental agency or representative thereof or pursuant to legal process.

     11.12 Indemnification.

     (a) The Borrower agrees to indemnify the Agent and each Lender, their respective Affiliates and each of their respective directors, officers, agents and employees (each an Indemnitee) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement, the other Credit Documents or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

     (b) Without limiting the generality of the foregoing, the Borrower shall indemnify, defend and hold harmless each Indemnitee with respect to any and all claims, expenses, demands, losses, costs, fines or liabilities of any kind (including, without limitation, those involving death, personal injury or property damage and including reasonable attorneys fees and costs) arising from or in any way related to any hazardous materials or a dangerous environmental condition within, on, from, related to or affecting any real property owned or occupied by the Borrower including, without limitation, any and all claims that may arise as a result of an intentional or unintentional act or omission of the Borrower, any previous owner and/or operator of real property owned or occupied by the Borrower that resulted in the Dumping of hazardous substances or wastes into the atmosphere or waters or onto the lands and that resulted in damage to the Natural Resources or to any persons or property.

     (c) If, after receipt of any payment of all or any part of the Obligations, any Lender is compelled or agrees, for settlement purposes, to surrender such payment to any person or entity for any reason (including, without limitation, a determination that such payment is void or voidable as a preference or fraudulent conveyance, an impermissible set-off, or a diversion of trust funds), then this Agreement and the other Credit Documents shall continue in full force and effect, and the Borrower shall be liable for, and shall indemnify, defend and hold harmless such Lender with respect to, the full amount so surrendered.

     (d) The provisions of this subsection shall survive the termination of this Agreement and the other Credit Documents and shall be and remain effective notwithstanding the payment of the Obligations, the release of any security interest, lien or encumbrance securing the Obligations or any other action which the Lenders may have taken in reliance upon their receipt of such payment. Any action by the Lenders shall be deemed to have been conditioned upon any payment of the Obligations having become final and irrevocable.

     11.13 Inconsistencies. The Credit Documents are intended to be consistent. However, in the event of any inconsistencies between this Agreement and any of the other Credit Documents, the terms of this Agreement shall govern, but such inconsistency shall not otherwise affect the validity or enforceability of such inconsistent Credit Document.

           11.14 Headings. The headings of sections and paragraphs have been included herein for convenience only and shall not be considered in interpreting this Agreement.

           11.15 Exhibits and Annexes. The Exhibits and Annexes attached hereto and the provisions thereof, are incorporated herein.

           11.16 Judicial Proceeding; Waivers.


           (i) EACH PARTY TO THIS AGREEMENT AGREES THAT ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT OR INSTITUTED BY ANY PARTY HERETO OR ANY SUCCESSOR OR ASSIGN OF ANY PARTY, ON OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE DEALINGS OF THE PARTIES WITH RESPECT HERETO, OR THERETO, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY. IN THE EVENT THAT THE FOREGOING WAIVER OF JURY TRIAL BY THE BORROWER IS DETERMINED TO BE INVALID OR UNENFORCEABLE AS A MATTER OF LAW, THE BORROWER, THE AGENT AND THE LENDERS AGREE THAT THE PROVISIONS OF ANNEX III TO THIS AGREEMENT SHALL GOVERN AS TO THE MATTERS SET FORTH THEREIN.

           (ii) EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. FURTHER, EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

           (iii) THE BORROWER ACKNOWLEDGES AND AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND THAT THE LENDERS WOULD NOT EXTEND CREDIT TO THE BORROWER IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS AGREEMENT.

          IN WITNESS WHEREOF, the parties by themselves or their duly authorized representatives have executed this Agreement the day and year first above written.

WITNESS OR ATTEST:                        HOOPER HOLMES, INC.


By:                                       By:/s/ Fred Lash
   ------------------------------            -----------------------------
  Name:                                   Name:
  Title:                                  Title:
Address:                                  Address: 170 Mt. Airy Road
        -------------------------                  Basking Ridge, NJ  07920
                                                   Attn: Fred Lash
        -------------------------                        Senior Vice President,
                                                         Chief Financial Officer
                                                          and Treasurer

                                          Telecopier No.:  (908) 953-6304


                                          FIRST UNION NATIONAL BANK,
                                          Individually and as Lead Arranger
                                          and Administrative Agent


Credit Commitments:
                                          By:/s/ Richard F. Neuman
                                             ----------------------------
Revolving Credit Commitment: $17,500,000     Name:    Richard F. Neuman
Term Loan Commitment: $32,500,000            Title:   Senior Vice President
                                             Address: 190 River Road
Total Commitment: $50,000,000                         Summit, New Jersey 07901

                                                Attn: Peter Mace, Senior Vice

                                          Telecopier No.: (908) 598-3050

                                          Payment Office:
                                          Address: 190 River Road
                                                   Summit, New Jersey 07901

                                          Telecopier No.: (908) 598-3085

                                          FLEET BANK, N.A.,
                                          Individually and as Documentation
                                           Agent


Credit Commitments:
                                          By:/s/ Jill C. Malone
                                             -----------------------------------
Revolving Credit Commitment: $14,000,000  Name: Jill C. Malone
                                          Title:  Vice President
Term Loan Commitment:        $26,000,000  Address:    1125 Route 22W
                                                      Bridgewater, NJ 08816
Total Commitment:            $40,000,000              Attn: Jill C. Malone

                                          Telecopier No.:  (908) 253-4118

                                          Payment Office:
                                          Address:    1125 Route 22W
                                                      Bridgewater, NJ 08816
                                                      Attn: Jill C. Malone

                                          Telecopier No.: (908) 253-4118

                                          BROWN BROTHERS HARRIMAN & CO.

Credit Commitments:
                                          By:/s/ William J. Whelan, Jr.
                                             -----------------------------------
Revolving Credit Commitment: $ 3,500,000     Name: William J. Whelan, Jr.
Term Loan Commitment:        $ 6,500,000     Title: Senior Manager
                                             Address: 40 Water Street
Total Commitment:            $10,000,000              Boston, MA  02109
                                                      Attn: Victoria Evans,
                                                            Assistant Manager

                                          Telecopier No.: (617) 772-1138

                                          Payment Office:
                                          Address:    40 Water Street
                                                      Boston, MA 02109

                                          Telecopier No.: (617) 772-1138

Total Revolving Credit Commitments:  $35,000,000
Total Term Loan Commitments:         $65,000,000
                                     ------------
Aggregate Commitments:               $100,000,000